Exhibit 10.1

CREDIT AGREEMENT

among

UNIVERSAL POWER GROUP, INC.
as Borrower,

MONARCH OUTDOOR ADVENTURES, LLC,
as an Obligated Party,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Agent,

WELLS FARGO SECURITIES, LLC,
as Lead Arranger,

and

the BANKS named herein

December 16, 2009

TABLE OF CONTENTS, Page i

TABLE OF CONTENTS, Page ii

TABLE OF CONTENTS, Page iii

INDEX TO EXHIBITS AND SCHEDULES

Exhibit	Description of Exhibit

A	Form of Revolving Note
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	Form of Letter of Credit Notice
E	Form of Notice of Borrowing, Conversion, etc.

Schedule	Description of Schedule

1.1	Commitments
6.14	Subsidiaries
8.1	Existing Debt
8.2	Existing Liens
8.5	Existing Investments

INDEX TO EXHIBITS AND SCHEDULES, Solo Page

CREDIT AGREEMENT

          THIS CREDIT AGREEMENT (the “Agreement”), dated as of December 16, 2009, is among UNIVERSAL POWER GROUP, INC., a corporation duly organized and validly existing under the laws of the State of Texas (“Borrower”), MONARCH OUTDOOR ADVENTURES, LLC, a limited liability company duly organized and validly existing under the laws of the State of Texas, each of the banks or other lending institutions which is or which may from time to time become a party hereto or any successor or assignee thereof (individually, a “Bank” and, collectively, the “Banks”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Bank and as agent for itself and the other Banks (in its capacity as administrative agent, together with its successors in such capacity, “Agent”).

R E C I T A L S:

          WHEREAS, Borrower has requested that the Banks make loans and other financial accommodations to Borrower in an aggregate amount not to exceed $30,000,000, as more particularly described herein; and

          WHEREAS, the Banks have agreed to make such loans and other financial accommodations to Borrower on the terms and conditions contained herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

Definitions

          Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

          “Act” has the meaning specified in Section 12.21.

          “Adjusted Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          “Administrative Questionnaire” means a questionnaire in a form supplied by the Agent.

          “Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting Equity Interests of such Person; or (c) ten percent (10%) or more of the voting Equity Interests of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Agent or any Bank be deemed an Affiliate of Borrower or any Subsidiaries.

          “Agent” has the meaning set forth in the introductory paragraph of this Agreement.

          “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

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          “Applicable Lending Office” means for each Bank, the lending office of such Bank (or of an Affiliate of such Bank) designated below its name on the signature pages hereof or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Borrower and Agent as the office by which its Loans are to be made and maintained; provided that such office must be located in the United States of America.

          “Applicable Margin” means the percentage per annum set forth in the table below for Base Rate Loans for the particular type of Base Rate Loan, Commitment Fees and Eurodollar Loans that corresponds to the Leverage Ratio in effect at such date of determination.

Level	Leverage Ratio	Eurodollar Loans	Base Rate Loans	Commitment Fees

I	Less than 1.50 to 1.00	2.25%	1.25%	0.250%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.50%	1.50%	0.250%
III	Greater than or equal to 2.00 to 1.00	2.75%	1.75%	0.250%

Until the financial statements and corresponding Compliance Certificate are required to be delivered to Agent for the fiscal quarter ended December 31, 2009 pursuant to Section 7.01(b) and 7.1(c), margins shall be determined as if Level II were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent of the financial statements and corresponding Compliance Certificate for the last fiscal quarter, which change shall be effective on the fifth Business Day following the earlier to occur of (a) receipt of the such financial statements or (b) the date such financial statements were required to be delivered pursuant to Section 7.1(b) for a fiscal month end coinciding with a fiscal quarter end. If the financial statements required by Section 7.1(b) and the corresponding Compliance Certificate are not delivered within the time frame dictated by Section 7.1 then, at the option of Agent, the margins shall be determined as if Level III were applicable, from such day until the first day following actual receipt.

          “Approved Fund” has the meaning set forth in Section 12.8.

          “Assignment and Assumption” means an Assignment and Assumption entered into by a Bank and its assignee and accepted by Agent pursuant to Section 12.8, in substantially the form of Exhibit B.

          “Bank” has the meaning set forth in the introductory paragraph of this Agreement. References herein to a Bank or Banks may include the Swingline Bank as the context requires.

          “Bankruptcy Code” has the meaning specified in Section 10.1(e).

          “Base Rate” means, for any day of determination, a per annum rate equal to the greatest of: (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate for such day plus one and one-half percent (1.50%), and (c) the Adjusted Eurodollar Rate for an Interest Period of one month as determined on such day plus one and one-half percent (1.50%).

          “Base Rate Loan” means a Revolving Loan accruing interest at the Base Rate plus the Applicable Margin.

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          “Borrower” has the meaning specified in the introductory paragraph of this Agreement.

          “Borrowing Base” means, as of any date of determination, the sum of the following:

(a)	eighty percent (80.0%) of Borrower’s Eligible Accounts; plus

(b)	fifty percent (50.0%) of Borrower’s Eligible Inventory; minus

(c)	any reserves established by Agent in its reasonable discretion.

          “Borrowing Base Party” means each of Borrower and, if (but only if) and so long as such entity is a direct, wholly-owned Subsidiary of Borrower, Monarch Outdoor Adventures, LLC.

          “Business Day” means any day excluding Saturday, Sunday, and any day which either is a legal holiday under the laws of the State of Texas or is a day on which banking institutions located in the State of Texas are closed.

          “Capital Expenditures” means, for any period and a Person, (a) the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such Person and its consolidated subsidiaries during such period.

          “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

          “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 51% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect control of Borrower by any Person or group.

          “Closing Date” means December 16, 2009.

          “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

          “Collateral” means the property in which Liens have been granted in favor of Agent, for the benefit of the Banks, pursuant to the Security Agreement, or any other Loan Document, whether such Liens are now existing or hereafter arise.

          “Commitment Fees” has the meaning specified in Section 2.4.

          “Commitment Percentage” means, as to any Bank, the percentage equivalent of a fraction, the numerator of which is the amount of the Commitments of such Bank and the denominator of which is the aggregate amount of the Commitments of all of the Banks; provided that if all Commitments have

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terminated, such percentage shall be determined based on the outstanding principal amount of the Loans and direct or participation interest in the Letters of Credit and Swingline Loans.

          “Commitments” means the Revolving Commitments and, except when calculating the Commitment Percentage with respect to the Swingline Bank only, the Swingline Commitment.

          “Compliance Certificate” means a certificate in substantially the form of Exhibit C properly completed and executed by the chief financial officer or other Responsible Officer of Borrower.

          “Confidential Information” has the meaning specified in Section 12.22.

          “Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to Section 3.4 of a Eurodollar Loan from one Interest Period to the next Interest Period.

          “Consolidated Net Income” means, for any period, net income (excluding extraordinary items) of Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

          “Contract Rate” has the meaning specified in Section 12.12(a).

          “Debt” means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are past due by more than ninety (90) days but are being contested in good faith by appropriate proceedings diligently pursued; (d) all Capital Lease Obligations of such Person; (e) all Debt of others Guaranteed by such Person; (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds, and similar instruments; (h) all liabilities of such Person in respect of all unfunded vested benefits under any Plan; (i) all obligations of such Person in respect of mandatory redemption or mandatory dividend rights on Equity Interest (or other equity); (j) all obligations of such Person, contingent or otherwise, for the payment of money under any non-compete, consulting, performance based or similar agreement entered into with the seller of any assets or equity interests or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof, in each case to the extent reflected as a liability on the balance sheet of a Person in accordance with GAAP; (k) all obligations of such Person under any Hedging Agreement; (l) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement (sometimes known as a synthetic lease); and (m) any other amounts which are required to be reflected as a liability on the balance sheet of a Person in accordance with GAAP, excluding trade accounts payable excluded from Debt pursuant to clause (c) of this definition, accruals, deferred credits, and loss contingencies. The amount of the obligations in respect of any Hedging Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.

          “Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

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          “Default Rate” means a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable thereto.

          “Defaulting Bank” means any Bank, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified Borrower, the Agent, the Issuing Bank, the Swingline Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

          “Defaulting Bank Rate” means the interest rate then applicable to the Base Rate Loans.

          “Deposit Obligations” means all indebtedness, liabilities, obligations, covenants and duties of Borrower or any other Obligated Party to any Secured Party, of every kind, nature and description arising under or in respect of any deposit, lockbox or other cash management arrangement of such Person with such Secured Party, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated.

          “Disbursement Account” has the meaning specified in Section 4.1.

          “Dollars” and “$” mean lawful money of the United States of America.

          “Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

          “Eligible Accounts” means and consist solely of trade accounts created in the ordinary course of a Borrowing Base Party’s business, upon which such Borrowing Base Party’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Agent has a perfected security interest of first priority, and shall not include:

                    (i) any account which is unpaid more than ninety (90) days past the initial invoice date therefor;

                    (ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

                    (iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal

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Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Agent’s satisfaction);

                    (iv) any account which represents an obligation of an account debtor located in a country other than Canada or the United States of America, except to the extent any such account, in Agent’s determination, is supported by a letter of credit, insured under a policy of foreign credit insurance, or a guaranty issued by the Export-Import Bank, in each case in form, substance and issued by a party acceptable to Agent;

                    (v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of such Borrowing Base Party;

                    (vi) that portion of any account which represents interim or progress billings or retention rights on the part of the account debtor;

                    (vii) any account which represents an obligation of any account debtor when twenty-five percent (25%) or more of such Borrowing Base Party’s accounts from such account debtor are not eligible pursuant to clause (i) above;

                    (viii) which is owed by an account debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws and such proceeding has not been dismissed, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

                    (ix) that portion of any account from (A) Brinks Home Security Holdings, Inc. which represents the amount by which such Borrowing Base Party’s total accounts from Brinks Home Security Holdings, Inc. exceeds forty percent (40%) of such Borrowing Base Party’s total accounts or (B) any other account debtor which represents the amount by which such Borrowing Base Party’s total accounts from said account debtor exceeds twenty percent (20%) of such Borrowing Base Party’s total accounts;

                    (x) which was created on cash on delivery terms or is chargeable to a credit card of such account debtor; or

                    (xi) any account, or portion thereof, otherwise deemed ineligible by Agent in its sole discretion.

          “Eligible Assignee” means, with respect to any assignment of the rights, interest and obligations of a Bank hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States of America or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000, (c) already a Bank hereunder (whether as an original party to this Agreement or as the assignee of another Bank), (d) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Bank, (e) any Affiliate of the assigning Bank, (f) any Approved Fund or (g) any other Person that has been approved in writing as an Eligible Assignee by the Agent and, except after the

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occurrence and during the continuance of any Default or Event of Default, the Borrower; provided, however, in no case shall an Affiliate of any Obligated Party constitute an “Eligible Assignee”.

          “Eligible Inventory” means all Inventory of a Borrowing Base Party, valued at the lower of cost or market determined in accordance with GAAP, but excluding any Inventory having any of the following characteristics:

                    (i) Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by Agent in writing; not subject to a duly perfected first priority security interest in Agent’s favor; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; or on consignment to any Person or subject to any bailment unless such consignee or bailee has executed a satisfactory agreement with Agent;

                    (ii) supplies, packaging, parts or sample Inventory, or customer supplied parts or Inventory;

                    (iii) work-in-process Inventory;

                    (iv) Inventory that is damaged, defective, discontinued, obsolete, rejected, slow moving or not currently saleable in the normal course of such Borrowing Base Party’s operations, or the amount of such Inventory that has been reduced by shrinkage;

                    (v) Inventory that has been held by such Borrowing Base Party for more than twelve (12) months;

                    (vi) Inventory that such Borrowing Base Party has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

                    (vii) Inventory that is perishable or live;

                    (viii) Inventory manufactured by such Borrowing Base Party pursuant to a license unless the applicable licensor has agreed in writing to permit Agent to exercise its rights and remedies against such Inventory;

                    (ix) Inventory that is subject to a security interest, lien or encumbrance in favor of any Person other than Agent;

                    (x) Inventory stored at locations holding less than ten percent (10%) of the aggregate value of such Borrowing Base Party’s Inventory;

                    (xi) Inventory that consists of fabricated parts;

                    (xii) Inventory that is located in any location leased by such Borrowing Base Party unless (A) the lessor has delivered a subordination agreement acceptable to Agent in its sole discretion or (B) Agent has established and implemented in its sole discretion a reserve from the Borrowing Base for rent, charges and other amounts due or to become due with respect to such location; or

                    (xiii) Inventory otherwise deemed ineligible by Agent in its sole discretion.

          “Environmental Laws” means any and all federal, state, and local laws, regulations, and requirements pertaining to protection of occupational health or safety, or protection of the environment, as such laws, regulations, and requirements may be amended or supplemented from time to time.

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          “Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order, or agreement with any Governmental Authority or other Person, arising under Environmental Laws or arising from the Release or threatened Release of a Hazardous Material into the environment.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

          “ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower.

          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

          “Eurodollar Loan” means a Revolving Loan accruing interest at the Adjusted Eurodollar Rate plus the Applicable Margin.

          “Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate (rounded upwards, if necessary, to the next 1/16 of 1%) appearing on Rueters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the date of the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the date of the commencement of such Interest Period. If at any time the London Interbank Offered Rate becomes unavailable, then the Prime Rate offered by Agent shall be substituted for the Eurodollar Rate.

          “Event of Default” has the meaning specified in Section 10.1.

          “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as released on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by Agent, of the quotations for the day of such transactions received by Agent from three federal funds brokers of recognized standing selected by it.

          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

          “Fully Satisfied” means, as of any date:

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          (a) with respect to the Loan Obligations, that, on or before such date: (i) the principal of and interest accrued to such date on such Loan Obligations (other than contingent indemnity obligations and expense reimbursement obligations not yet due and payable (other than contingent Loan Obligations of Borrower to reimburse the Issuing Bank in respect of the then undrawn and unexpired portions of any outstanding Letters of Credit (the “Undrawn Letter of Credit Obligations”)) shall have been paid in full in cash, (ii) all fees, expenses and other amounts then due and payable which constitute Loan Obligations (other than contingent indemnity obligations and expense reimbursement obligations not yet due and payable other than the Undrawn Letter of Credit Obligations) shall have been paid in full in cash, (iii) the Commitments shall have expired or irrevocably been terminated, and (iv) the Undrawn Letter of Credit Obligations shall have been secured by the grant of a first priority, perfected Lien on: (x) cash or cash equivalents in an amount at least equal to one hundred five percent (105%) of the amount of such Undrawn Letter of Credit Obligations or (y) other collateral which is acceptable to the Issuing Bank and the Agent; and

          (b) with respect to the Hedging Obligations, that, on or before such date: (i) all termination payments, fees, expenses and other amounts then due and payable under the related Hedging Agreements which constitute Hedging Obligations (other than contingent indemnity obligations and expense reimbursement obligations not yet due and payable) shall have been paid in full in cash; and (ii) all contingent amounts which could be payable under the related Hedging Agreements shall have been secured by the grant of a first priority, perfected Lien on: (x) cash or cash equivalents in an amount at least equal to one hundred five percent (105%) of the amount of such contingent Hedging Obligations (other than contingent indemnity obligations) or (y) other collateral which is acceptable to the Bank or Affiliate of a Bank holding the applicable Hedging Obligations and the Agent.

          “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

          “Governmental Authority” means any nation or government, any state or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

          “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The amount of any Guarantee shall be equal to the amount of the obligations so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

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          “Guarantor” means any Person who from time to time guarantees all or any part of the Obligations. As of the Closing Date, the Guarantors are Monarch Outdoor Adventures, LLC, Universal Battery Corporation and University Mobility, Inc.

          “Guaranty” means that certain Guaranty Agreement executed by each Guarantor in favor of Agent and the other Secured Parties, as the same may hereafter be amended or otherwise modified in accordance with the terms thereof.

          “Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, or regulated under any Environmental Law.

          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, security hedging agreement, other interest, currency or security exchange rate or commodity price hedging arrangement or other agreements enabling Borrower or any other Obligated Party to fix or limit its interest expense or manage the market risk of holding currencies or securities in the cash market, any other synthetic purchase agreement, or any other derivative instrument.

          “Hedging Obligations” means all obligations, indebtedness, and liabilities of Borrower and any other Obligated Party to any Secured Party, arising pursuant to any Hedging Agreements entered into by such Secured Party with Borrower or such Obligated Party enabling Borrower or such Obligated Party to fix or limit its interest expense or manage the market risk of holding currencies, securities or commodities in the cash market, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in such Hedging Agreements.

          “Interest Period” means, with respect to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the fiscal month that is one or three months, as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period pertaining to a Eurodollar Loan that commences on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the last month of such Interest Period) shall end on the last Business Day of the last month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

          “Investments” has the meaning specified in Section 8.5.

          “Issuing Bank” means Wells Fargo, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.7(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time. The LC Exposure of any Bank at any time shall be its Commitment Percentage of the total LC Exposure at such time.

CREDIT AGREEMENT, Page 10

          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.

          “Letter of Credit Notice” has the meaning set forth in Section 2.7(b).

          “Leverage Ratio” means the ratio of Total Liabilities to Tangible Net Worth of Borrower and its Subsidiaries calculated in accordance with Section 9.1 as of any date of determination.

          “Lien” means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

          “Loan Documents” means this Agreement, the Letters of Credit, the Note, the Security Agreement, each Guaranty, and all other promissory notes, security agreements, deeds of trust, assignments, guaranties, letters of credit, applications and agreements for Letters of Credit, and other instruments, agreements, and other documentation (other than Hedging Agreements and agreements relating to Deposit Obligations) executed and delivered pursuant to or in connection with this Agreement, as all such instruments, agreements, and other documentation may be amended or otherwise modified in accordance with the terms thereof.

          “Loan Obligations” means all obligations, indebtedness, and liabilities of Borrower and any other Obligated Party to Agent and the Banks arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of Borrower to repay the Loans, the LC Disbursements, interest on the Loans and LC Disbursements, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents.

          “Loans” means the Revolving Loans and Swingline Loans.

          “Material Adverse Effect” the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of any Obligated Party, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of any Obligated Party to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent to enforce or collect any Obligations or to realize upon any Collateral.

          “Maximum Rate” means the maximum rate of non-usurious interest permitted by applicable laws.

          “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are required to be made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

          “Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non–cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments net of (b) the sum of (i) all reasonable fees and out–of–pocket expenses paid by Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, including any sales commissions, investment banking fees, or underwriting discounts, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to

CREDIT AGREEMENT, Page 11

be made by Borrower and the Subsidiaries as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Borrower and the Subsidiaries, and the amount of any reserves established by Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, (A) in the case of taxes, during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of Borrower) and (B) in the case of reserves for contingent liabilities, during the period of any contractual indemnification obligation or statute of limitation imposed upon Borrower or any of its Subsidiaries.

          “Obligated Parties” means Borrower and the Guarantors.

          “Obligations” means all Loan Obligations, Hedging Obligations, and Deposit Obligations.

          “Origination Fee” means that certain non-refundable fee of $25,000 payable to Agent for its sole account on the Closing Date.

          “Payor” has the meaning specified in Section 4.8.

          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

          “Person” means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

          “Plan” means any employee benefit plan established or maintained by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

          “Prepayment Event” means:

                    (a) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Borrower or any Domestic Subsidiary;

                    (b) any sale, transfer or other disposition of assets (including pursuant to a sale leaseback transaction) of Borrower or any Domestic Subsidiaries under Section 8.7(e) or with the consent of the Required Banks; and

                    (c) the incurrence of by Borrower or any Domestic Subsidiary of any Debt other than Debt permitted under Section 8.1.

          “Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect at its principal office in San Francisco, California; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          “Principal Office” means the principal office of Agent located at Wells Fargo Bank, National Association, 4975 Preston Park Blvd. - Suite 280, Plano, Texas 75093.

          “Prohibited Transaction” means any transaction set forth in Section 406 or 407 of ERISA or Section 4975(c)(1) of the Code for which there does not exist a statutory or administrative exemption.

          “Quarterly Payment Date” means the first Business Day of each fiscal quarter of Borrower beginning January 1, 2010.

CREDIT AGREEMENT, Page 12

          “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

          “Regulatory Change” means, with respect to any Bank or the Issuing Bank, any change after the Closing Date in United States federal, state, or foreign laws or regulations (including Regulation D) or the adoption or making after the Closing Date of any interpretations, directives, or requests applying to a class of banks including such Bank or the Issuing Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof.

          “Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the uncontained movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property in violation of Environmental Laws.

          “Remedial Action” means all actions required to (a) cleanup, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

          “Required Banks” means the Banks having (a) no less than fifty-one percent (51%) of the sum of the Revolving Commitments or (b) if all Revolving Commitments have terminated, no less than fifty-one percent (51%) of the sum of the total outstanding Loans and direct or participation interest in the Letters of Credit and Swingline Loans.

          “Required Payment” has the meaning specified in Section 4.8.

          “Reportable Event” means any of the events set forth in Section 4043 of ERISA for which the applicable regulations do not waive the notice requirement.

          “Responsible Officer” means the president, chief executive officer, or chief financial officer of Borrower.

          “Revolving Commitment” means, as to each Bank, the obligation of such Bank to make advances of funds and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be reduced or terminated pursuant to Section 4.4(b) or 10.2 or increased pursuant to Section 2.10. The amount of each Bank’s Revolving Commitment is set forth opposite the name of such Bank on Schedule 1.1 hereto under the heading “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Bank shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Revolving Commitments of all Banks as of the Closing Date is equal to Thirty Million Dollars ($30,000,000).

          “Revolving Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Revolving Loans, its LC Exposure and its participation interests in the Swingline Loans (or, if determined with respect to a Bank who is the Issuing Bank, its direct interests in outstanding Letters of Credit less all other Banks’ participation interests therein whether or not notice of any such participation shall have been given).

          “Revolving Loans” means, as to any Bank, the advances made by such Bank pursuant to Section 2.1.

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          “Revolving Notes” means the promissory notes provided for by Section 2.2 and all amendments or other modifications thereof.

          “Revolving Termination Date” means July 30, 2013 or such earlier date on which the Revolving Commitments terminate as provided in this Agreement.

          “Secured Parties” means Agent, the Banks, the Issuing Bank, Affiliates of the Banks that are owed any of the Obligations, and Successor Bank Affiliates.

          “Security Agreement” means the Security Agreement dated as of December 16, 2010 executed by Borrower and the Guarantors and Agent, as the same has otherwise been and may hereafter be amended or otherwise modified in accordance with the terms thereof.

          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America to which the Agent is subject with respect to the Adjusted Eurodollar Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Subsidiary” means any corporation (or other entity) of which at least a majority of the outstanding shares of stock (or other ownership interests) having by the terms thereof ordinary voting power to elect a majority of the board of directors (or similar governing body) of such corporation (or other entity) (irrespective of whether or not at the time stock (or other ownership interests) of any other class or classes of such corporation (or other entity) shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of the Subsidiaries or by Borrower and one or more of the Subsidiaries.

          “Subsidiary Joinder Agreement” means an agreement which has been or will be executed by a Subsidiary as required hereby adding it as a party to the Security Agreement.

          “Successor Bank Affiliate” means any Person that (a) is owed Hedging Obligations from one or more Obligated Parties pursuant to a Hedging Agreement entered into with one or more Obligated Parties at a time when such Person was an Affiliate of a Bank but such “Bank” subsequently ceased to be a Bank hereunder, and (b) has provided Agent written notice of its intention to remain a Secured Party.

          “Swingline Bank” means Wells Fargo Bank, N.A., in its capacity as Bank of the Swingline Loans hereunder.

          “Swingline Commitment” means the obligation of the Swingline Bank to make advances pursuant to Section 2.8 in an aggregate principal amount at any one time outstanding up to but not exceeding Zero Dollars ($0.00). For clarification purposes, as of the Closing Date, the Swingline Bank has no commitment to advance Swingline Loans.

          “Swingline Exposure” means, at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Bank at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

CREDIT AGREEMENT, Page 14

          “Swingline Loans” means the advances (if any) made by the Swingline Bank pursuant to Section 2.8.

          “Swingline Maturity” has the meaning specified in Section 2.8(b).

          “Tangible Net Worth” has the meaning specified in Section 9.1.

          “Total Liabilities” has the meaning specified in Section 9.1.

          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas.

          “Wells Fargo” means Wells Fargo Bank, National Association.

          Section 1.2. Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder”, and words of similar import referring to this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

          Section 1.3. Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Agent and the Banks hereunder shall be prepared, in accordance with GAAP, on a basis consistent with those used in the preparation of the financial statements referred to in Section 6.2 hereof. All calculations made for the purposes of determining compliance with the provisions of this Agreement shall be made by application of GAAP, on a basis consistent with those used in the preparation of the financial statements referred to in Section 6.2 hereof. To enable the ready and consistent determination of compliance by Borrower with its obligations under this Agreement, Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal year is calculated without the consent of Agent. In the event any changes in accounting principles required by GAAP or recommended by Borrower’s certified accountants and implemented by Borrower occur and such changes result in a change in the method of the calculation of financial covenants, standards, or terms under this Agreement, then Borrower, Agent, and the Banks agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such changes with the desired result that the criteria for evaluating such covenants, standards, or terms shall be the same after such changes as if such changes had not been made. Until such time as such an amendment shall have been executed and delivered by Agent, Borrower, and the Banks, all financial covenants, standards, and terms in this Agreement shall continue to be calculated or construed as if such changes had not occurred.

          Section 1.4. Time of Day. Unless otherwise indicated, all references in this Agreement to times of day shall be references to Dallas, Texas time.

ARTICLE II.

Revolving Loans and Letters of Credit

          Section 2.1. Revolving Commitments. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make one or more advances to Borrower from time to time from and including the Closing Date to but excluding the Revolving Termination Date; provided that such Bank’s Revolving Exposure shall not exceed the amount of such Bank’s Revolving Commitment as then in effect. The aggregate outstanding Revolving Loans, Swingline Loans and LC Exposure shall not at any time

CREDIT AGREEMENT, Page 15

exceed the lesser of the Revolving Commitments of all of the Banks or the Borrowing Base. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, prepay, and reborrow hereunder the amount of the Revolving Commitments and may establish Loans and, until the Revolving Termination Date, Borrower may Continue Eurodollar Loans established under the Revolving Loans.

          Section 2.2. Evidence of Debt. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Bank resulting from each Revolving Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder. Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder, and type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Bank hereunder and (iii) the amount of any sum received by Agent hereunder for the account of the Banks and each Bank’s share thereof. The entries made in the accounts maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Revolving Loans in accordance with the terms of this Agreement. Upon the request of any Bank, the Revolving Loans made by such Bank shall be evidenced by a promissory note. Borrower shall execute and deliver to such Bank a promissory note payable to the order of such Bank and in a form substantially similar to the form of Revolving Note attached hereto as Exhibit A.

          Section 2.3. Repayment of Loans. Borrower hereby unconditionally promises to pay to Agent for the account of each Bank the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date.

          Section 2.4. Revolving Commitment Fee. Subject to Section 2.9(a), Borrower agrees to pay to Agent for the account of each Bank having a Revolving Commitment a commitment fee on the daily average unused amount of such Bank’s Revolving Commitment for the period from and including the Closing Date to but excluding the Revolving Termination Date, at a rate equal to the Applicable Margin specified for the Commitment Fee corresponding to Borrower’s applicable Leverage Ratio (such fee, “Commitment Fee”). For the purpose of calculating the Commitment Fee hereunder, the Revolving Commitments shall be deemed utilized by the outstanding Revolving Exposure, except that, for purposes of this Section 2.4 only, the Revolving Commitment of the Banks besides the Swingline Bank shall not be deemed utilized by any Swingline Loans. Accrued Commitment Fees under this Section 2.4 shall be payable in arrears on each Quarterly Payment Date and on the Revolving Termination Date.

          Section 2.5. Use of Proceeds. The proceeds of the Revolving Loans shall be used by Borrower to refinance existing indebtedness and for ongoing working capital needs and other general corporate purposes of Borrower and its Subsidiaries, including, without limitation, the financing of Capital Expenditures.

          Section 2.6. Voluntary Reductions or Terminations of Revolving Commitments. At any time and from time to time from and including the Closing Date to but excluding the Revolving Termination Date, Borrower shall have the right to terminate or reduce in whole or in part the unused portion of the Revolving Commitments, provided that: (i) Borrower shall give no less than three (3) Business Day’s prior written notice of each such termination or reduction as provided in Section 4.3, (ii) each partial reduction of the Revolving Commitments shall be in an amount at least equal to Five Million Dollars ($5,000,000) or in additional increments of One Million Dollars ($1,000,000)and (iii) no reduction would reduce the Revolving Commitments to below the Swingline Commitment and Letter of Credit sublimit set forth in Section 2.7(b). The Revolving Commitments may not be reinstated after they have been terminated or

CREDIT AGREEMENT, Page 16

reduced. Any reduction or termination of the Revolving Commitments shall be accompanied by any payment required under Section 4.4(b)(i).

          Section 2.7. Letters of Credit.

                    (a) General. Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for its own account or for the benefit of any of its Subsidiaries, in the form of a Letter of Credit Notice, at any time and from time to time from the Closing Date to but excluding the Revolving Termination Date (but subject to Section 2.7(c)). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

                    (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and Agent (at least one (1) Business Day in advance of the requested date of issuance, amendment, renewal or extension) irrevocable written notice, in the form attached hereto as Exhibit D (a “Letter of Credit Notice”), requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed Three Million Dollars ($3,000,000) and (ii) the sum of the total Revolving Exposures shall not exceed the aggregate amount of the Revolving Commitments.

                    (c) Expiration Date. Each Letter of Credit shall expire (i) on the date approved by the Issuing Bank, which approval shall be evidenced by the issuance of such Letter of Credit, or (ii) at or prior to the close of business on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is ten (10) days prior to the Revolving Termination Date; provided, however, that the date approved by the Issuing Bank as referred to in clause (i) preceding shall not be later than the date referred to in clause (ii) preceding without the prior written consent of the Agent and all Banks.

                    (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Banks, the Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Bank’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Bank, such Bank’s Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in clause (e) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or

CREDIT AGREEMENT, Page 17

reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                    (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to Agent an amount equal to such LC Disbursement not later than 1:00 p.m. on the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 1:00 p.m. on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may prior to the Revolving Termination Date, subject to the conditions to borrowing set forth herein, request in accordance with Section 4.1 that such payment be financed with a Revolving Loan or a Swingline Loan in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan. If Borrower fails to make such payment when due, Borrower shall be deemed to have requested an advance of a Revolving Loan in an amount equal to the unreimbursed LC Disbursement. To the extent such deemed borrowing would cause the total Revolving Exposure to exceed the Revolving Commitment, Agent shall notify each Bank of the applicable unreimbursed LC Disbursement, the payment then due from Borrower in respect thereof and such Bank’s Commitment Percentage thereof. Promptly following receipt of such notice, each Bank shall pay to Agent its Commitment Percentage of the payment then due from Borrower, in the same manner as provided in Section 4.1 with respect to Loans made by such Bank (and Section 4.1 shall apply, mutatis mutandis, to the payment obligations of the Banks), and Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Banks. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Bank or, to the extent that the Banks have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Banks and the Issuing Bank as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Loans as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.

                    (f) Obligations Absolute. Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Article, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. Neither Agent, the Banks nor the Issuing Bank, nor any Person related thereto, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of

CREDIT AGREEMENT, Page 18

gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                    (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Issuing Bank and the Banks with respect to any such LC Disbursement.

                    (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse (by actual payment or by a deemed borrowing of Revolving Loans in accordance with clause (e) of this Section) such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum applicable to Revolving Loans plus the Applicable Margin for Revolving Loans; provided that, if Borrower fails to reimburse (by actual payment or by a deemed borrowing of Revolving Loans in accordance with clause (e) of this Section) such LC Disbursement when due pursuant to clause (e) of this Section, then Section 3.3 shall apply to the portion of the LC Disbursement that remains unreimbursed. Interest accrued pursuant to this Section shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to clause (e) of this Section to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.

                    (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among Borrower, Agent, the replaced Issuing Bank and the successor Issuing Bank. Agent shall notify the Banks of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to clause (k) of this Section. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                    (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Agent or the Required Banks demanding the deposit of cash collateral pursuant to this paragraph or if Borrower is otherwise required to provide cash collateral for LC Exposures under Section 4.4(b), Borrower shall deposit in an account with Agent, in the name of Agent and for the benefit of the Banks, to be held by Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid letter of credit fees relating thereto pursuant to clause (k) of this Section; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind,

CREDIT AGREEMENT, Page 19

upon the occurrence of any Event of Default with respect to Borrower described in clause (e) or (f) of Section 10.1 or on the Revolving Termination Date if any Letter of Credit has an expiration date beyond the Revolving Termination Date. Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Agent in Investments of the type permitted by clauses (a), (b), (c), (e), (h), and (i) of Section 8.5 hereto and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by Agent to reimburse the Issuing Bank for LC Disbursements for which it is entitled to pursuant to clause (e) of this Section and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Banks with LC Exposure representing greater than fifty-one percent (51%) of the total LC Exposure), be applied to satisfy other obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be promptly returned to Borrower after all Events of Default have been cured or waived.

                    (k) Fees. With respect to each Letter of Credit issued, Borrower agrees to pay (i) to Agent for the account of each Bank a participation fee with respect to its participations in such Letter of Credit, which shall accrue on the average daily amount of such Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) under such Letter of Credit during the period from and including the date such Letter of Credit was issued by the Issuing Bank to but excluding the date on which such Bank ceases to have any LC Exposure under such Letter of Credit, at a rate per annum equal to the Applicable Margin for Eurodollar Loans, and (ii) to the Issuing Bank a fronting fee, equal to 12.5 basis points times the maximum amount available to be drawn under such Letter of Credit, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees shall be due and payable on each Quarterly Payment Date and fronting fees shall be due and payable on each issuance, amendment, renewal or extension of a Letter of Credit; provided that all such fees shall be payable on the Revolving Termination Date and any such fees accruing after the Revolving Termination Date shall be payable on demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). None of the Banks (other than the Issuing Bank) are entitled to any portion of the fronting fee.

          Section 2.8. Swingline Loans.

                    (a) Swingline Commitment.

                              (i) Commitment. Subject to the terms and conditions of this Agreement (including the proviso below), the Swingline Bank agrees to make one or more Swingline Loans to Borrower from time to time from and including the Closing Date to but excluding the Revolving Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the Swingline Commitment provided, in no event shall the aggregate outstanding Revolving Loans, the Swingline Loans and LC Exposure shall exceed the lesser of the Revolving Commitment of all of the Banks or the Borrowing Base. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, prepay, and reborrow hereunder the amount of the Swingline Commitment; provided, however, that, for avoidance of doubt, the Swingline Bank shall not have any obligation or duty to make any Swingline Loans to Borrower (as the Swingline Commitment is zero), but the Swingline Bank may or may not make Swingline Loans from time to time in its sole and absolute discretion.

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                              (ii) Bank Participation. On the date a Swingline Loan is made by the Swingline Bank, the Swingline Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Swingline Bank, a risk participation to the extent of such Bank’s Commitment Percentage in the Swingline Loan so made, such participation to be funded in accordance with clause (b) of this Section 2.8.

                    (b) Repayment of Swingline Loans; Funding of Participation. Borrower shall pay to the Swingline Bank for its own account the outstanding principal amount of each Swingline Loan on the earlier of (i) the Revolving Termination Date or (ii) the date which is the fifteenth day of the month in which the Swingline Loan is made (if such Swingline Loan is made at any time during the first fourteen days of the month) or (iii) the last Business Day of the fiscal month in which such Swingline Loan was advanced (the earliest of such dates with respect to a Swingline Loan herein the “Swingline Maturity”). Subject to the other terms and conditions of this Agreement, Borrower may repay a Swingline Loan on its Swingline Maturity under clause (ii) above or at any time prior thereto by requesting a Revolving Loan in accordance with the terms hereof, the proceeds of which shall be payable to the Swingline Bank for its own account. The Swingline Bank, at any time in its sole and absolute discretion and whether or not a Swingline Maturity shall have occurred, may require that each Bank fund its participation in the then outstanding principal amount of all Swingline Loans by giving each Bank notice thereof. Additionally, if Borrower shall not have repaid a Swingline Loan by 1:00 P.M. on the corresponding Swingline Maturity, the Swingline Bank will notify each Bank of the aggregate principal amount of the Swingline Loan which has not been repaid. Upon the giving of any notice by the Swingline Bank under either of the preceding two sentences, each Bank shall make available to the Swingline Bank, at the Principal Office, in immediately available funds, an amount equal to its Commitment Percentage of the aggregate principal amount of Swingline Loan or Swingline Loans subject to such notice by not later than 3:00 P.M. on the date such notice is received if such notice is received by 1:00 P.M. or by 11:00 A.M. on the next Business Day, if such notice is received after 1:00 P.M., whether or not the conditions to a Loan under Article V are satisfied.

                    (c) Use of Proceeds. The proceeds of Swingline Loans shall be used by Borrower to finance the working capital needs of Borrower in the ordinary course of business.

          Section 2.9. Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

                    (a) Suspension of Commitment Fees. The commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Bank pursuant to Section 2.4.

                    (b) Suspension of Voting. The Revolving Commitment and Revolving Exposure of such Defaulting Bank shall not be included in determining whether all Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall require the consent of such Defaulting Bank.

                    (c) Participation Exposure. If any Swingline Exposure or LC Exposure exists at the time a Bank becomes a Defaulting Bank then:

                              (i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Banks in accordance with their respective Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Banks’ Revolving Exposures plus such Defaulting

CREDIT AGREEMENT, Page 21

Bank’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Banks’ Revolving Commitments and (y) the conditions set forth in Section 5.2 are satisfied at such time;

                              (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within five (5) Business Days following notice by Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Bank’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.7(j) for so long as such LC Exposure is outstanding;

                              (iii) if Borrower cash collateralizes any portion of such Defaulting Bank’s LC Exposure pursuant to this Section 2.9, Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.7(k) with respect to such Defaulting Bank’s LC Exposure during the period such Defaulting Bank’s LC Exposure is cash collateralized;

                              (iv) if the LC Exposure of the non-Defaulting Banks is reallocated pursuant to this Section 2.9, then the fees payable to the Banks pursuant to Section 2.4 shall be adjusted in accordance with such non-Defaulting Banks’ Commitment Percentages; and

                              (v) if any Defaulting Bank’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.9, then, without prejudice to any rights or remedies of the Issuing Bank or any Bank hereunder, all letter of credit fees payable under Section 2.4 with respect to such Defaulting Bank’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

                    (d) Suspension of Swingline Loans and Letters of Credit. So long as any Bank is a Defaulting Bank, the Swingline Bank shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Banks and/or cash collateral will be provided by Borrower in accordance with this Section 2.9, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Banks (and Defaulting Banks shall not participate therein).

                    (e) Setoff Against Defaulting Bank. Any amount payable to a Defaulting Bank (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank) shall, in lieu of being distributed to such Defaulting Bank, be retained by Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Bank to the Issuing Bank or Swingline Bank hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by Agent, (iv) fourth, if so determined by Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Bank under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the Banks as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Bank has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Banks pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Bank.

CREDIT AGREEMENT, Page 22

In the event that Agent, Borrower, the Issuing Bank and the Swingline Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Swingline Exposure and LC Exposure of the Banks shall be readjusted to reflect the inclusion of such Bank’s Revolving Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Swingline Loans) as Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Commitment Percentage.

          Section 2.10. Increase of Revolving Commitments. By written notice sent to the Agent (which the Agent shall promptly distribute to the Revolving Banks), the Borrower may request an increase of the aggregate amount of the Revolving Commitments by an aggregate amount not to exceed $10,000,000; provided that no Default shall have occurred and be continuing. Each Revolving Bank, in its sole and absolute discretion, shall determine whether it will increase its Revolving Commitment. If one or more of the Revolving Banks will not be increasing its Revolving Commitment pursuant to such request, then, with notice to the Agent and the other Revolving Banks, another one or more financial institutions, each as approved by the Borrower and the Agent (a “New Bank”), may commit to provide an amount equal to the aggregate amount of the requested increase that will not be provided by the existing Revolving Banks (the “Increase Amount”); provided, that the Revolving Commitment of each New Bank shall be at least $5,000,000 and the maximum number of New Banks shall be two (2). Upon receipt of notice from the Agent to the Revolving Banks and the Borrower that the Revolving Banks, or sufficient Revolving Banks and New Banks, have agreed to commit to an aggregate amount equal to the Increase Amount (or such lesser amount as the Borrower shall agree, which shall be at least $5,000,000 and an integral multiple of $5,000,000 in excess thereof), then, and provided that no Default exists at such time or after giving effect to the requested increase, the Borrower, the Agent and the Revolving Banks willing to increase their respective Revolving Commitments and the New Banks (if any) shall execute and deliver such documentation relating to such increase, in form and substance reasonably acceptable to the Agent, as the Agent may request.

ARTICLE III.

Interest

          Section 3.1. Interest Rate. Subject to Section 12.12, Borrower shall pay to Agent for the account of each Bank (including the Swingline Bank as a Bank) interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of such Loan to but excluding the date such Loan is due.

                    (a) Subject to Section 3.3 and Section 12.12, the principal amount of all Base Rate Loans shall accrue interest at a fluctuating rate per annum equal to the Base Rate plus the Applicable Margin.

                    (b) Borrower shall elect an Interest Period for Eurodollar Loans. Subject to Section 3.3 and Section 12.12, the principal amount of all Eurodollar Loans outstanding during such Interest Period shall accrue interest at the Adjusted Eurodollar Rate determined with respect to such Interest Period plus the Applicable Margin. No more than ten (10) Interest Periods for the Eurodollar Loans will be in effect at any time. Each Interest Period shall remain in effect until the maturity of such Interest Period. On the third Business Day prior to the maturity of any Interest Period, so long as no Default exists, Borrower shall elect a new Interest Period by giving notice to Agent thereof (which notice may be given by telephone promptly confirmed in writing by a Responsible Officer). If Borrower fails to elect a new Interest Period on the third Business Day prior to the maturity of an Interest Period, then the Interest Period shall be deemed to be an Interest Period of one month. If a Default exists on the third Business Day prior to the maturity of any Interest Period Agent, in its discretion, shall elect the length of the next Interest Period.

CREDIT AGREEMENT, Page 23

                    (c) Swingline Loans shall accrue interest at a fluctuating rate per annum equal to the Base Rate plus the Applicable Margin. Swingline Loans shall not accrue interest based upon the Adjusted Eurodollar Rate.

          Section 3.2. Payment Dates.

                    (a) Accrued interest on the Base Rate Loans shall be due and payable on each Quarterly Payment Date and the Revolving Termination Date.

                    (b) Accrued interest on the Eurodollar Loans shall be due and payable on any date of prepayment, the Revolving Termination Date and on the last day of an Interest Period, and, if such Interest Period is longer than ninety days, every ninety (90) days after the commencement of such Interest Period.

                    (c) Accrued interest on the Swingline Loans shall be due and payable on the Swingline Maturity related to such Swingline Loan and on the Revolving Termination Date.

          Section 3.3. Default Interest. Notwithstanding the foregoing, Borrower will pay to Agent for the account of each Bank interest at the applicable Default Rate on any principal of any Loan made by such Bank, and (to the fullest extent permitted by law) any other amount payable by Borrower under any Loan Document to or for the account of Agent or such Bank, that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand and if not sooner demanded on each the first Business Day of each fiscal month.

          Section 3.4. Conversions and Continuations of Loans. Subject to Section 5.2, Borrower shall have the right from time to time to (a) convert all or part of any Base Rate Loan (other than a Swingline Loan) into a Eurodollar Loan, (b) continue all or any part of a Eurodollar Loan as a Eurodollar Loan, and (c) convert all of any part of a Eurodollar Loan into a Base Rate Loan, provided that: (i) Borrower shall give Agent notice of each such conversion or continuation as provided in Section 4.3; (ii) a Eurodollar Loan may only be converted on the last day of the Interest Period therefor; and (iii) except for conversions into Base Rate Loans, no conversions or continuations shall be made while a Default has occurred and is continuing.

          Section 3.5. Computations. Interest and fees related to the Eurodollar Loans payable by Borrower hereunder and under the other Loan Documents shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Interest and fees related to the Base Rate Loans payable by Borrower hereunder and under the other Loan Documents shall be computed on the basis of a year of 365 or 366 days, as the case may be.

ARTICLE IV.

Administrative Matters

          Section 4.1. Borrowing Procedure.

                    (a) Subject to Section 4.1(b), Borrower shall give Agent, and Agent will give the Banks, notice of each borrowing under the Commitments in accordance with Section 4.3. Not later than 1:00 p.m. on the date specified for each such borrowing (other than a Swingline Loan) each Bank will make available to Agent the amount of the Loan to be made by it on such date, at the Principal Office, in immediately available funds, for the account of Borrower, provided that Swingline Loans shall be made as

CREDIT AGREEMENT, Page 24

provided in Section 2.8. The amount so received by Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower by (a) depositing the same, in immediately available funds, in an account of Borrower (designated by Borrower) maintained with Agent at the Principal Office (a “Disbursement Account”) or (b) wire transferring such funds to a Person or Persons designated by Borrower in writing; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.7(e) shall be remitted by Agent to the Issuing Bank. If any Bank shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrower such amount, that Bank shall on the Business Day following such funding date make such amount available to Agent, together with interest at the Defaulting Bank Rate for each day during such period.

                    (b) No notice of a request for a Revolving Loan in accordance with Section 4.1(a) shall be required to be presented by Borrower to Agent if (i) no Default exists, and a check, checks, or other debit shall be presented for payment against a Disbursement Account on a Business Day when funds are not otherwise available to honor such debits or (ii) Borrower fails to pay when due any Obligation. In either event, Agent shall (in the case of clause (i)) or may (in the case of clause (ii)) without Borrower’s or any Bank’s consent promptly advise the Banks of the amount of the Revolving Loans or shall advise the Swingline Bank of the amount of the Swingline Loans, necessary to (x) be credited to the Disbursement Account on such day to permit such debits to be honored or (y) pay the amount of the Obligation due and unpaid. Not later than 3:00 P.M. on the day the Banks are advised of a Revolving Loan under this Section 4.1(b), each Bank will make available the amount of the Revolving Loan to be made by it on such date to Agent, at the Principal Office, in immediately available funds, for the account of Borrower. However, if the Swingline Bank is advised of such amount, the Swingline Bank will make available the amount of the Swingline Loan to be made by it on such date to Agent, at the Principal office, in immediately available funds, for the account of the applicable Borrower not later than 3:00 P.M. on such date. The amounts so received by Agent, shall, subject to the terms and conditions of this Agreement, be made available to Borrower by crediting the same to the applicable Disbursement Account or by utilizing the same to pay the past due Obligation, as applicable. Revolving Loans made under this Section 4.1(b) shall be made as Base Rate Loans.

          Section 4.2. Minimum Amounts for Borrowings. Except for financings of reimbursements of LC Disbursements as contemplated by Section 2.7(e) and Revolving Loans made pursuant to Section 4.1(b), each Revolving Loan shall be in an amount at least equal to (a) Two Hundred Fifty Thousand Dollars ($250,000) or any larger amounts in increments of One Hundred Dollars ($100,000) or (b) the remaining unfunded amount of the Revolving Commitments.

          Section 4.3. Certain Notices. Each termination or reduction of Commitments, borrowing of Loans and prepayment of Loans shall be made upon Borrower’s notice (which may be given by telephone promptly confirmed in writing by a Responsible Officer) to Agent in the form of Exhibit E hereto or another form reasonably acceptable to Agent and shall be effective only if received by Agent not later than 10:00 a.m. on the (a) day of the borrowing of a Swingline Loan, (b) first day prior to any borrowing, prepayment or repayment of any Base Rate Loan and (c) third Business Day prior to any borrowing, prepayment or repayment of any other Loan. Any such notice which is received by Agent after 10:00 a.m. on a Business Day shall be deemed to be received and shall be effective on the next Business Day. Each such notice when providing notice of a borrowing or prepayment shall specify: (a) the Loans to be borrowed or prepaid; (b) the amount (subject to Section 4.2 hereof) to be borrowed or prepaid; (c) the date of borrowing or prepayment (which shall be a Business Day); and (d) the Interest Period for any borrowing of a Eurodollar Loan. Agent shall notify the Banks of the contents of each notice on the date of its receipt of the same or, if received on or after 10:00 a.m. on a Business Day, on the next Business Day.

CREDIT AGREEMENT, Page 25

          Section 4.4. Prepayments.

                    (a) Optional Prepayments. Subject to Section 4.2 and the provisions of this Section 4.4, Borrower may, at any time and from time to time without premium or penalty upon prior notice to Agent as specified in Section 4.3, prepay or repay any Loan in full or in part. Eurodollar Loans may be prepaid or repaid only on the last day of the Interest Period applicable thereto unless Borrower pays to Agent for the account of the applicable Banks any amounts due under Section 4.12 as a result of such prepayment or repayment. Any optional prepayment of a Loan shall be accompanied with accrued interest on the amount prepaid to the date of prepayment and any partial prepayments thereof shall be applied to the principal installments due in the inverse order of maturity.

                    (b) Mandatory Prepayments.

                              (i) Reduction of Revolving Commitment. On each date that the Revolving Commitments are reduced pursuant to Section 2.6 prior to the Revolving Termination Date, Borrower shall prepay the Revolving Loans in the amount, if any, by which the sum of the total Revolving Exposure exceeds the total Revolving Commitments (as reduced) or, if no Revolving Loans are outstanding, deposit cash collateral in an account with Agent pursuant to Section 2.7(j) in an amount equal to such excess.

                              (ii) Revolving Exposures Exceed Revolving Commitments. In the event, and on each occasion, that the sum of the total Revolving Exposure exceeds the total Revolving Commitments, Borrower shall prepay the Revolving Loans (or, if no Revolving Loans are outstanding, deposit cash collateral in an account with Agent pursuant to Section 2.7(j)) in an amount equal to such excess.

                              (iii) Revolving Exposures Exceed Borrowing Base. If at any time the outstanding principal amount of the Revolving Exposures exceeds the Borrowing Base, Borrower shall within one (1) Business Day after the occurrence thereof prepay the outstanding Revolving Loans by the amount of the excess plus accrued and unpaid interest on the amount so prepaid (or, if no Revolving Loans are outstanding, deposit cash collateral in an account with Agent pursuant to Section 2.7(j)) in an amount equal to such excess.

                              (iv) Mandatory Prepayment from Prepayment Event. In the event and on each occasion that any Net Proceeds are received by or on behalf of Borrower or any Subsidiary in respect of any Prepayment Event, Borrower shall, within three (3) Business Days after such Net Proceeds are received, prepay the Revolving Loans in an aggregate amount equal to such Net Proceeds; provided that:

                                        (A) in the case of any event described in clauses (a) or (b) of the definition of the term Prepayment Event, if Borrower and the Subsidiaries intend to apply the Net Proceeds from such event, within 180 days after receipt of such Net Proceeds, to acquire or repair assets to be used in the business of Borrower, then no prepayment shall be required pursuant to this paragraph in respect of such event except (I) to the extent of any Net Proceeds therefrom that have not been so applied within 180 days after receipt of such Net Proceeds, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied or (II) if, at the time of the proposed application of the Net Proceeds, a Default exists, then, at that time, a prepayment shall be required in an amount equal to such Net Proceeds; and

                                        (B) Net Proceeds from a single Prepayment Event shall not be required to be used to prepay Loans under this paragraph (iv) if the aggregate amount of Net Proceeds received from such Prepayment Event do not exceed $100,000 unless such Net Proceeds, when added to the aggregate amount of Net Proceeds received from all Prepayment Events occurring in the same fiscal year which are not reinvested pursuant to this paragraph, exceed $100,000 (in which event the aggregate amount of such Net Proceeds from all such Prepayment Events in excess of $100,000 shall then be required

CREDIT AGREEMENT, Page 26

to be used to prepay the Loans under this paragraph).

                              (v) Designation of Prepayment. Borrower shall notify Agent in writing of each prepayment. Proceeds of any prepayment under Section 4.4(b)(iv) shall first be applied to the outstanding Revolving Loans or, if no Revolving Loans are outstanding, to cash collateralize the Obligations pursuant to Section 2.7(j).

          Section 4.5. Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by any Obligated Party under the Loan Documents shall be made to Agent at the Principal Office for the account of each Bank’s Applicable Lending Office in Dollars and in immediately available funds, without setoff, deduction, or counterclaim, not later than 1:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Borrower and each Obligated Party shall, at the time of making each such payment, specify to Agent the sums payable under the Loan Documents to which such payment is to be applied (and in the event that Borrower fails to so specify, or if an Event of Default has occurred and is continuing, Agent may apply such payment and any proceeds of any Collateral to the Obligations that are due and payable in such order and manner as the Required Banks may elect in their sole discretion, subject to Section 4.6 hereof). Each payment received by Agent under any Loan Document for the account of a Bank shall be paid to such Bank by 3:00 p.m. on the date the payment is deemed made to Agent in immediately available funds, for the account of such Bank’s Applicable Lending Office. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and Commitment Fee, as the case may be. Notwithstanding the foregoing, the Borrower hereby irrevocably authorizes the Agent to charge any deposit account of the Borrower maintained with the Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

          Section 4.6. Pro Rata Treatment; Proceeds of Collateral and Guaranty.

                    (a) Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each Loan shall be made by the Banks, each payment of Commitment Fees under Section 2.4 shall be made for the account of the Banks holding a Commitment, and each termination or reduction of the Commitments shall be applied to the Commitments of the Banks, pro rata according to their respective Commitment Percentages; and (b) each payment and prepayment of principal of or interest on Loans by Borrower shall be made to Agent for the account of Agent or the Banks holding such Loans pro rata in accordance with the respective unpaid principal amounts of such Loans or participation interests held by Agent or such Banks (provided that only the Swingline Bank shall be entitled to principal and interest on the Swingline Loans unless the other Banks have funded their participation in accordance with Section 2.8(b)). Except as expressly provided herein to the contrary, all payments received by Agent shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which either Borrower shall be obligated or Agent shall be entitled pursuant to the provisions of this Agreement or the other Loan Documents; (ii) the payment of accrued but unpaid interest hereon; and (iii) the payment of all or any portion of the principal balance hereof then outstanding hereunder, in the direct order of maturity. If an Event of Default exists under any of the Loan Documents, then subject to clause (b) below, Agent may (or, at the direction of Required Banks, shall) apply any such payments, at any time and from time to time, to any of the items specified in clauses (i), (ii) or (iii) above without regard to the order of priority otherwise specified in this clause (a) and any application to the outstanding principal balance hereof may be made in either direct or inverse order of maturity.

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                    (b) Proceeds of Collateral and Guaranty. All proceeds received by Agent from Agent’s sale or other liquidation of the Collateral when an Event of Default exists and all collections on the Guaranty shall first be applied as payment of the accrued and unpaid fees of Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses) owing to Agent in its capacity as Agent only and then any remaining amount of such proceeds shall be distributed:

                              (i) first, to the Secured Parties, pro rata in accordance with the respective aggregate unpaid amounts of Loan Obligations, until all the Loan Obligations have been Fully Satisfied;

                              (ii) second, to the Secured Parties, pro rata in accordance with the respective aggregate unpaid amounts of Hedging Obligations, until all the Hedging Obligations have been Fully Satisfied;

                              (iii) third, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of the Deposit Obligations then due and owing, until all Deposit Obligations have been paid and satisfied in full or cash collateralized;

                              (iv) fourth, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of the remaining Obligations then due and owing; and

                              (v) fifth, any proceeds then remaining shall be delivered to the Person entitled thereto as directed by Borrower or as otherwise determined by applicable law or applicable court order.

                    (c) Noncash Proceeds. Notwithstanding anything contained herein to the contrary, if Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any proceeds of Collateral received by Agent to be distributed and shared pursuant to this Section 4.6 are in a form other than immediately available funds, Agent shall not be required to remit any share thereof under the terms hereof and the Secured Parties shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by Section 4.6(b). The Secured Parties shall receive the applicable portions (in accordance with the foregoing clause (b)) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by Agent in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to this Section 4.6 is held by Agent pursuant to this clause (b), Agent shall hold such Collateral or other property for the benefit of the Secured Parties and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Banks.

                    (d) Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by Agent hereunder is rescinded or must otherwise be restored or returned by Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to Agent.

          Section 4.7. Sharing of Payments. If a Bank shall obtain payment of any principal of or interest on any of the Loan Obligations arising under the Loan Documents due to such Bank hereunder directly (and not through Agent) through the exercise of any right of set-off, banker’s lien, counterclaim, or similar right, or otherwise, it shall promptly purchase from the other Banks participations in such Loan Obligations held by the other Banks in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all the Banks shall share the benefit of such payment pro rata in accordance with the unpaid principal of and interest on such Loan Obligations then due to each of them. To such end, all of the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or

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otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in such Loan Obligations held by the other Banks may exercise all rights of set-off, banker’s lien, counterclaim, or similar rights with respect to such participation as fully as if such Bank were a direct holder of such Loan Obligations in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.

          Section 4.8. Non-Receipt of Funds by Agent. Unless Agent shall have been notified by a Bank or Borrower (the “Payor”) prior to the date on which such Bank is to make payment to Agent hereunder or Borrower is to make a payment to Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to Agent, (i) the recipient of such payment shall, on demand, pay to Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to the Defaulting Bank Rate for such period and (ii) Agent shall be entitled to offset against any and all sums to be paid to such recipient, the amount calculated in accordance with the foregoing clause (i).

          Section 4.9. Withholding Taxes. All payments by Borrower of amounts payable under any Loan Document shall be payable without deduction for or on account of any present or future taxes, duties, or other charges levied or imposed by the United States of America or by the government of any jurisdiction outside the United States of America or by any political subdivision or taxing authority of or in any of the foregoing through withholding or deduction with respect to any such payments (but excluding any tax imposed on or measured by the net income or profit of a Bank pursuant to the laws of the jurisdiction in which it is organized or in which the principal office or Applicable Lending Office of such Bank is located or any subdivision thereof or therein). If any such taxes, duties, or other charges are so levied or imposed, Borrower will make additional payments in such amounts so that every net payment of amounts payable by it under any Loan Document, after withholding or deduction for or on account of any such present or future taxes, duties, or other charges, will not be less than the amount provided for herein or therein, provided that Borrower may withhold to the extent required by law and shall have no obligation to pay such additional amounts to any Bank to the extent that such taxes, duties, or other charges are levied or imposed by reason of the failure or inability of such Bank to comply with the provisions of Section 4.10. Borrower shall furnish promptly to Agent for distribution to each affected Bank, as the case may be, official receipts evidencing any such withholding or reduction.

          Section 4.10. Withholding Tax Exemption. Each Bank that is not organized under the laws of the United States of America or a state thereof agrees that it will deliver to Borrower and Agent two duly completed copies of the appropriate United States Internal Revenue Service Form certifying that such Bank is entitled to receive payments from Borrower under any Loan Document without deduction or withholding of any United States of America federal income taxes. Each Bank which so delivers such a form further undertakes to deliver to Borrower and Agent two (2) additional copies of such form on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Agent, in each case certifying that such Bank is entitled to receive payments from Borrower under any Loan Document without deduction or withholding of any United States of America federal income taxes, unless an event (including without limitation any change in treaty, law, or regulation) has occurred prior to the date on which any such delivery would otherwise be required which

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renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises Borrower and Agent that it is not capable of receiving such payments without any deduction or withholding of United States of America federal income tax.

          Section 4.11. Capital Adequacy. If any Bank shall have determined in good faith that any Regulatory Change has the effect of reducing the rate of return on such Bank’s (or its parent’s) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Bank (or its parent) would have achieved but for such Regulatory Change (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed in good faith by such Bank to be material, then from time to time, within ten (10) Business Days after demand by such Bank (with a copy to Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its parent) for such reduction. A certificate of such Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods. If any Bank claims compensation under this Section, then, at the request of Borrower, Agent shall use reasonable efforts to replace such Bank with a Bank not so affected by such Regulatory Change.

          Section 4.12. Compensation. Borrower shall pay to Agent for the account of each Bank, upon the request of such Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense incurred by it as a result of:

                    (a) Any payment or prepayment of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the outstanding Loans pursuant to Section 10.2(a)) on a date other than the last day of an Interest Period for the applicable Eurodollar Loan; or

                    (b) Any failure by Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in Article V to be satisfied) to borrow or prepay a Eurodollar Loan on the date for such borrowing or prepayment specified in the relevant notice of borrowing or prepayment, under this Agreement.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or not borrowed for the period from the date of such payment or failure to borrow to the last day of the Interest Period for such Eurodollar Loan (or, in the case of a failure to borrow, the Interest Period for such Eurodollar Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Eurodollar Loan provided for herein over (ii) the interest component of the amount such Bank would have bid in the European interbank market for U.S. Dollar deposits of leading banks and amounts comparable to such principal amount and with maturities comparable to such period.

          Section 4.13. Additional Costs.

                    (a) Borrower shall pay directly to each Bank or the Issuing Bank, as the case may be, from time to time such amounts as such Bank or the Issuing Bank may reasonably determine to be necessary to compensate it for any reasonable costs incurred by such Bank or the Issuing Bank, as the case may be, which such Bank or the Issuing Bank reasonably determines are attributable to its making or maintaining of any Loans or Letters of Credit, as the case may be, or its obligation to make any of such Loans or Letters of Credit hereunder, or any reduction in any amount receivable by such Bank or the Issuing Bank hereunder in respect of any such Loans, such Letters of Credit or such obligation (such

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increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which:

                              (i) changes the basis of taxation of any amounts payable to such Bank or the Issuing Bank under this Agreement or its Revolving Notes in respect of any of such Loans or Letters of Credit (other than franchise taxes and taxes imposed on the overall net income of such Bank or the Issuing Bank or its Applicable Lending Office for any of such Loans or Letters of Credit by the United States of America or any state or subdivision thereof or the jurisdiction in which such Bank or the Issuing Bank has its Principal Office or such Applicable Lending Office);

                              (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank or the Issuing Bank, as the case may be (including any of such Loans or any deposits referred to in the definitions of “Adjusted Eurodollar Rate” and “Statutory Reserve Rate” in Section 1.1 hereof); or

                              (iii) imposes any other condition affecting this Agreement or the Revolving Notes or the Letters of Credit or any of such extensions of credit or liabilities or commitments.

Each Bank and the Issuing Bank, as applicable, will notify Borrower (with a copy to Agent) of any event occurring after the date of this Agreement which will entitle such Bank or the Issuing Bank, as the case may be, to compensation pursuant to this Section 4.13(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Loans or Letters of Credit, as the case may be, affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank or the Issuing Bank, as the case may be, violate any law, rule, or regulation or be in any way disadvantageous to such Bank or the Issuing Bank. Each Bank and the Issuing Bank, as applicable, will furnish Borrower with a certificate setting forth the basis and the amount of each request of such Bank or the Issuing Bank for compensation under this Section 4.13(a). If any Bank or the Issuing Bank requests compensation from Borrower under this Section 4.13(a), Borrower may, by notice to such Bank or the Issuing Bank, as the case may be (with a copy to Agent), suspend the obligation of such Bank to make Eurodollar Loans or Continue Eurodollar Loans as Eurodollar Loans or suspend the obligation of the Issuing Bank to issue Letters of Credit, as applicable, until the Regulatory Change giving rise to such request ceases to be in effect.

                    (b) Without limiting the effect of the foregoing provisions of this Section 4.13, in the event that, by reason of any Regulatory Change, any Bank or the Issuing Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank or the Issuing Bank, as the case may be, which includes deposits by reference to which the interest rate on the Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans or with respect to the Issuing Bank which includes Letters of Credit or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank or the Issuing Bank, as the case may be, so elects by notice to Borrower (with a copy to Agent), the obligation of such Bank to make Eurodollar Loans or Continue Eurodollar Loans as Eurodollar Loans or the obligation of the Issuing Bank to issue Letters of Credit, as the case may be, shall be suspended until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 4.15 hereof shall be applicable).

                    (c) Determinations and allocations by any Bank or the Issuing Bank for purposes of this Section 4.13 of the effect of any Regulatory Change on its costs of maintaining its obligation to make

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Loans, to issue Letters of Credit, of making or maintaining Loans, of making or maintaining Letters of Credit, or on amounts receivable by it in respect of the Loans or the Letters of Credit, as the case may be, and of the additional amounts required to compensate such Bank or the Issuing Bank in respect of any Additional Costs, shall, absent manifest error, be conclusive, provided that such determinations and allocations are made on a reasonable basis.

          Section 4.14. Limitation on Eurodollar Loans. Anything herein to the contrary notwithstanding, if with respect to any Eurodollar Loans under a Loan for any Interest Period therefor:

                    (a) Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definitions of “Adjusted Eurodollar Rate” and “Statutory Reserve Rate” in Section 1.1 hereof are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for Eurodollar Loans as provided in this Agreement; or

                    (b) Required Banks determine (which determination shall be conclusive) and notify Agent that the relevant rates of interest referred to in the definitions of “Adjusted Eurodollar Rate” and “Statutory Reserve Rate” in Section 1.1 hereof on the basis of which the rate of interest for such Loans for such Interest Period is to be determined do not accurately reflect the cost to the Banks of making or maintaining such Loans for such Interest Period;

then Agent shall give Borrower prompt notice thereof specifying the relevant Eurodollar Loan and the relevant amounts or periods, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional Eurodollar Loan and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, prepay the Eurodollar Loans in accordance with the terms of this Agreement. Determinations made under this Section 4.14 shall be made on a reasonable basis.

          Section 4.15. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to (a) honor its obligation to make Eurodollar Loans hereunder or (b) maintain Eurodollar Loans hereunder, then such Bank shall promptly notify Borrower (with a copy to Agent) thereof and such Bank’s obligation to make or maintain Eurodollar Loans hereunder shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of Section 4.13 hereof shall be applicable).

ARTICLE V.

Conditions Precedent

          Section 5.1. Initial Loan. The obligation of each Bank to make its initial Loans, the Swingline Bank to make the initial Swingline Loans, and the obligation of the Issuing Bank to issue Letters of Credit on the Closing Date, if any, are subject to the condition precedent that Agent shall have received on or before the day of any such Loan and on or before the Closing Date, all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance reasonably satisfactory to Agent:

                    (a) Execution of this Agreement. A counterpart of this Agreement signed on behalf of each party hereto.

                    (b) Other Loan Documents. The Revolving Note, the Security Agreement, and the Guaranty duly executed by the parties thereto.

                    (c) Collateral.

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                                        (i) stock certificates, if any, representing (A) all of the outstanding shares of Equity Interest of each Domestic Subsidiary owned by any Obligated Party and (B) 65% of the aggregate outstanding voting power of each Foreign Subsidiary owned by any Obligated Party as of the Closing Date and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates;

                                        (ii) all documentation, including UCC financing statements, required by law or reasonably requested by Agent to be executed, filed, registered or recorded to create, perfect or protect the Liens intended to be created under the Loan Documents; and

                                        (iii) copies of the financing statements (or similar documents) disclosed by the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the each Obligated Party and in the jurisdictions contemplated by the Security Agreement and, to the extent requested by Agent, copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 8.2 or have been released.

                    (d) Resolutions. Resolutions of the Board of Directors or members (as applicable) of each Obligated Party certified by its Secretary or an Assistant Secretary which authorize its execution, delivery, and performance of the Loan Documents to which it is or is to be a party.

                    (e) Incumbency Certificate. A certificate of incumbency certified by the Secretary or an Assistant Secretary of each Obligated Party certifying the name of each of its officers (i) who are authorized to sign the Loan Documents to which it is or is to be a party (including the certificates contemplated herein) together with specimen signatures of each such officers and (ii) who will, until replaced by other officers duly authorized for that purpose, act as a Responsible Officer for the purposes of signing documentation and giving notices and other communications in connection with the Loan Documents.

                    (f) Articles of Organization. The articles of organization of each Obligated Party certified by the Secretary of State of the state of its organization (or the other appropriate governmental officials of its jurisdiction of organization) and dated as of a recent date.

                    (g) Governing Documents. The bylaws, limited partnership agreement and operating agreement (as applicable) of each Obligated Party certified by its Secretary or an Assistant Secretary.

                    (h) Governmental Certificates. Certificates of the appropriate government officials (or other evidence reasonably satisfactory to Agent) as to the existence, good standing, and foreign qualification of each Obligated Party, all dated as of a recent date.

                    (i) Opinion of Counsel. Favorable opinions of legal counsel to the Obligated Parties as to such matters as Agent may reasonably request.

                    (j) Insurance. Evidence that the insurance required by Section 7.5 is in effect.

                    (k) Payoff of Compass Bank Debt. Evidence that all Debt of Borrower owing to Compass Bank shall be paid in full and all Liens (other than Liens permitted by Section 8.2) on the assets of any Obligated Party or shall be released, contemporaneously with the funding of the initial Loans hereunder.

                    (l) Payoff of Zunicom Debt. Evidence that all Debt of Borrower owing to Zunicom, Inc. shall be paid in full contemporaneously with the funding of the initial Loans hereunder.

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                    (m) Borrowing Base Certificate; Minimum Borrowing Availability. A Borrowing Base Certificate prepared as of November 30, 2009 in form and detail reasonably acceptable to Agent. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, borrowing availability shall be at least $5,000,000.

                    (n) Financial Statements. Copies of financial statements of Borrower and its Subsidiaries, including, without limitation, (i) audited financial statements for the fiscal year ended December 31, 2008, and (ii) unaudited financial statements for the nine month period ended September 30, 2009.

                    (o) Costs and Expenses. Evidence that Borrower has paid all fees and expenses (including, without limitation, the Origination Fee and all collateral exam, appraisal, and legal fees) to be paid to Agent and Banks on the Closing Date.

                    (p) Additional Documentation. Such additional approvals, opinions, or documents as Agent may reasonably request.

          Section 5.2. All Loans. The obligation of each Bank to make any Loan (including the initial Loan), the obligation of the Swingline Bank to make Swingline Loans, and the obligation of the Issuing Bank to issue Letters of Credit hereunder are subject to the following additional conditions precedent:

                    (a) No Default. No Default shall have occurred and be continuing, or would result from such Loan;

                    (b) Representations and Warranties. All of the representations and warranties contained in Article VI hereof and in the other Loan Documents shall be true and correct on and as of the date of such Loan, with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; and

                    (c) Revolving Exposures. After giving effect to the requested Loan or Letter of Credit, the aggregate principal amount of the Revolving Exposures do not exceed the lesser of the Borrowing Base and the Revolving Commitment.

Each notice of borrowing, and each request for the issuance, amendment, renewal, or extension of a Letter of Credit by Borrower hereunder, shall constitute a representation and warranty by Borrower that the conditions precedent set forth in Sections 5.2(a), (b) and (c) have been satisfied (as of the date of such borrowing or issuance, amendment, renewal, or extension of such Letter of Credit, as applicable).

ARTICLE VI.

Representations and Warranties

          To induce Agent and the Banks to enter into this Agreement, each Obligated Party represents and warrants to Agent and the Banks that:

          Section 6.1. Corporate Existence. Each Obligated Party (a) is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted, and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary, except where the failure to so qualify could not

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reasonably be expected to have a Material Adverse Effect. Each Obligated Party has the corporate power and authority to execute, deliver, and perform its respective obligations under the Loan Documents to which it is or may become a party.

          Section 6.2. Financial Statements. Borrower has delivered to Agent and the Banks audited consolidated financial statements of Borrower and its Subsidiaries for the fiscal year ended December 31, 2008 and unaudited financial statements of Borrower and its Subsidiaries for the nine month period ended September 30, 2009. Such financial statements have been prepared in accordance with GAAP and present fairly in all material respects (subject with respect to the fiscal quarter financial statements to year end audit adjustments) the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein (subject to year end audit adjustments and the absence of footnotes). None of Borrower or its Subsidiaries have any material contingent liabilities or material liabilities for taxes, in each case, outside of the ordinary course of their respective businesses, except as referred to or reflected in such financial statements. There has been no material adverse change in the business, condition (financial or otherwise), operations, prospects, or properties of Borrower and its Subsidiaries since December 31, 2008. No Default has occurred and is continuing.

          Section 6.3. Corporate Action; No Breach. The execution, delivery, and performance by each Obligated Party of the Loan Documents have been duly authorized by all requisite action on the part of such Obligated Party and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws, articles of formation, limited partnership agreement, operating agreement or other governing documents of such Obligated Party, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator in any material respect, or (iii) any material agreement or instrument to which Borrower or any Subsidiary is a party or by which any of them or any of their property is bound or subject, or (b) constitute a material default under any such agreement or instrument, or result in the creation or imposition of any Lien (except as provided in the Loan Documents) upon any of the revenues or assets of such Obligated Party (other than Liens in favor of Agent for the benefit of the Secured Parties).

          Section 6.4. Operation of Business. Each Obligated Party possess (or has a valid right to use) all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted, except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect, and no Obligated Party is in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have a Material Adverse Effect.

          Section 6.5. Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending or, to the knowledge of any Obligated Party, threatened against or affecting such Obligated Party that would, if adversely determined, have a Material Adverse Effect. There are no outstanding judgments against any Obligated Party.

          Section 6.6. Rights in Properties; Liens. Each Obligated Party has good title to or valid leasehold interests in its respective properties and assets, real and personal, including the properties, assets, and leasehold interests reflected in the financial statements furnished to Agent and each Bank pursuant to Section 7.1, and none of the properties, assets, or leasehold interests of any Obligated Party is subject to any Lien, except, as of the Closing Date, as reflected on Schedule 8.2 and, at all times after Closing Date, as permitted by Section 8.2.

          Section 6.7. Enforceability. The Loan Documents to which each Obligated Party is a party, when delivered, shall constitute the legal, valid, and binding obligations of such Obligated Party, as

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applicable, enforceable against such Obligated Party in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity.

          Section 6.8. Approvals. All authorizations, approvals, and consents of, and all filings or registrations with, any Governmental Authority or third party necessary for the execution, delivery, or performance by an Obligated Party of the Loan Documents to which each is or may become a party or for the validity or enforceability thereof have been obtained or made.

          Section 6.9. Debt. No Obligated Party has any Debt as of the Closing Date except Debt to Agent and the Banks pursuant to the Loan Documents and the other Debt described on Schedule 8.1 and, at all times after the Closing Date, as permitted by Section 8.1.

          Section 6.10. Taxes. Each Obligated Party has filed all material tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and has paid all of its respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable, other than those being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves in accordance with GAAP have been established. No Obligated Party knows of any pending investigation of any Obligated Party by any taxing authority with respect to which it has not provided written notice thereof to Agent or of any pending but unassessed tax liability of Obligated Party arising outside of the ordinary course of business with respect to which it has not provided written notice thereof to Agent.

          Section 6.11. Margin Securities. No Obligated Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

          Section 6.12. ERISA. Each Obligated Party is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither any Obligated Party nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. Each Obligated Party and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans. The present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA, by an amount that will exceed Five Hundred Thousand Dollars ($500,000). Neither any Obligated Party nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

          Section 6.13. Disclosure. All factual information furnished or made available by or on behalf of any Obligated Party in writing to Agent or any Bank (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

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          Section 6.14. Subsidiaries. As of the Closing Date, no Obligated Party has any Subsidiaries other than those listed on Schedule 6.14 hereto. Schedule 6.14 sets forth each Subsidiary of any Obligated Party, the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the ownership of the outstanding voting stock (or other ownership interests) of each such Subsidiary and the authorized, issued, and outstanding Equity Interest of each such Subsidiary. Schedule 6.14 sets forth the jurisdiction of organization for each Obligated Party. All of the outstanding Equity Interest of each Subsidiary and Borrower has been validly issued, is fully paid, and is nonassessable. There are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, Equity Interest of any Subsidiary except as disclosed on Schedule 6.14. As of the Closing Date, all of the outstanding Equity Interest of each Subsidiary has been pledged to Agent.

          Section 6.15. Defaults under other Agreements. No Obligated Party is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction, that could reasonably be expected to have a Material Adverse Effect. No Obligated Party is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party other than defaults which will not have a Material Adverse Effect.

          Section 6.16. Compliance with Laws. No Obligated Party is in violation in any material respect of any applicable law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, except where the violation thereof could not reasonably be expected to have a Material Adverse Effect. No Obligated Party is subject to any law, regulation or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits a Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower or any other Obligated Party.

          Section 6.17. Investment Company Act. No Obligated Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          Section 6.18. Environmental Matters.

                    (a) The Obligated Parties and all of their respective properties, assets, and operations are in full compliance with all Environmental Laws except where any noncompliance could not reasonably be expected to have a Material Adverse Effect. No Obligated Party is aware of, nor has any Obligated Party received written notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Obligated Parties with all Environmental Laws except where any noncompliance could not reasonably be expected to have a Material Adverse Effect;

                    (b) Each Obligated Party has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and each Obligated Party is in compliance with all of the terms and conditions of such permits except where any failure to obtain, lack of good standing or noncompliance could not reasonably be expected to have a Material Adverse Effect;

                    (c) No Hazardous Materials are present at such properties except in compliance with Environmental Laws, and to the knowledge of the Obligated Parties, no Hazardous Materials have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of any Obligated Party except in compliance with Environmental Laws. The use which the Obligated Parties make and intend to make of their respective properties and assets will not result in the use, generation,

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storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets except in compliance with Environmental Laws;

                    (d) Neither any Obligated Party nor any of its currently or previously owned or leased properties or operations is subject to any outstanding or, to the best of its knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

                    (e) No Obligated Party is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., regulations thereunder or any comparable provision of state law. The Obligated Parties are in compliance with all applicable financial responsibility requirements of all Environmental Laws;

                    (f) No Obligated Party has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

                    (g) No Lien arising under any Environmental Law has attached to any owned real property or revenues of any Obligated Party.

          Section 6.19. Solvency. After giving effect to the initial Loans advanced hereunder, each of the Obligated Parties: (a) owns and will own assets, the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay probable liabilities of then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

ARTICLE VII.

Positive Covenants

          Each Obligated Party covenants and agrees that, until the Loan Obligations and the Hedging Obligations have been Fully Satisfied, such Obligated Party will, and will cause each other Obligated Party to, perform and observe the following positive covenants:

          Section 7.1. Reporting Requirements. Borrower will furnish to Agent and each Bank:

                    (a) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower, beginning with the fiscal year ending on December 31, 2009, a copy of the annual audit report of Borrower and its Subsidiaries for such fiscal year containing, on both a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, in each case as at the end of such fiscal year and for the fiscal year then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited on an unqualified basis by an independent certified public accountants of recognized standing reasonably acceptable to Agent, to the effect that such report has been prepared in accordance with GAAP;

                    (b) Monthly Financial Statements. Within thirty (30) days after the end of each fiscal month of Borrower, beginning with the fiscal month ending on November 30, 2009, a copy of an unaudited financial report of Borrower and its Subsidiaries as of the end of such fiscal month and a balance sheet and statements of income, retained earnings, and cash flow, in each case on both a consolidated and

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consolidating basis and setting forth in comparative form the figures for the corresponding period of the preceding fiscal year and a comparison to the annual budget for such month, all in reasonable detail certified by a Responsible Officer of Borrower to have been prepared in accordance with GAAP and to fairly present in all material respects the financial condition and results of operations of Borrower and the Subsidiaries, on a consolidated and consolidating basis, at the date and for the periods indicated therein (subject in each case to year end audit adjustments and the absence of footnotes);

                    (c) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 7.1(a) and Section 7.1(b) when such fiscal month coincides with a fiscal quarter end, a Compliance Certificate;

                    (d) Projections. Within thirty (30) days after the beginning of each fiscal year, beginning with the fiscal year ending on December 31, 2010, Borrower will deliver projections of balance sheets, results of operations, and cash flows of Borrower and its Subsidiaries for the next fiscal year in form and detail reasonably acceptable to Agent;

                    (e) Borrowing Base Certificate. As soon as available, and in any event within thirty (30) days after the end of each fiscal month, a Borrowing Base Certificate, in form and detail satisfactory to Agent, certified by a Responsible Officer of Borrower;

                    (f) Schedule of Accounts Receivable. Within thirty (30) days after the end of each fiscal month of Borrower, a schedule of accounts listing all accounts of each Borrowing Base Party as of the last Business Day of such fiscal month setting forth (i) the name of each account debtor together with account balances detailed by invoice number, amount (and any applicable rebate or discount), invoice date and terms, (ii) aging of all accounts setting forth accounts thirty (30) days old or less, accounts over thirty (30) days but less than sixty (60) days old, accounts over sixty (60) days old but less than ninety (90) days old, and accounts over ninety (90) days old, and (iii) as to the month-end schedule, a reconciliation of the schedule of accounts to such Borrowing Base Party’s month-end general ledger and monthly financial statement;

                    (g) Schedule of Accounts Payable. Within thirty (30) days of the end of each fiscal month and at such other times as may be requested by Agent, as of the month then ended, a schedule and aging of accounts payable of each Borrowing Base Party in form and detail reasonably acceptable to Agent;

                    (h) Schedule of Inventory. Within thirty (30) days after the end of each fiscal month of Borrower, (i) a schedule of each Borrowing Base Party’s Inventory, based upon such Borrowing Base Party’s perpetual Inventory, as of the last Business Day of such fiscal month, (ii) an Inventory aging report, in form and substance reasonably acceptable to Agent, (iii) identification of all leased engines, (iv) a monthly Inventory turn report and gross margins, in form and substance reasonably satisfactory to Agent, and (v) a reconciliation of each Borrowing Base Party’s perpetual Inventory to such Borrowing Base Party’s general ledger setting forth all unreconciled variances for such fiscal month end;

                    (i) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting Borrower or any Subsidiary which, if determined adversely to Borrower or such Subsidiary, could reasonably be expected to have a Material Adverse Effect;

                    (j) Notice of Default. As soon as possible and in any event within five (5) days after a Responsible Officer has knowledge of the occurrence of any Default, a written notice setting forth the details of such Default and the action that each Obligated Party has taken and proposes to take with respect thereto;

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                    (k) ERISA Reports. If requested by Agent, promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which any Obligated Party files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) Business Days after any Obligated Party knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or any Obligated Party has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of a Responsible Officer of Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that Borrower proposes to take with respect thereto;

                    (l) Reports to Other Banks. Promptly after the furnishing thereof, copies of any statement or report furnished to any other provider of Debt pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Agent and the Banks pursuant to any other clause of this Section;

                    (m) Notice of Material Adverse Effect. As soon as possible and in any event within five (5) days after any Obligated Party has knowledge of the occurrence thereof, written notice of any matter that could reasonably be expected to have a Material Adverse Effect;

                    (n) Management Letters. Promptly upon receipt thereof, a copy of any final management letter or written report submitted to Borrower or any Subsidiary by independent certified public accountants in connection with the audit of any financial statements of Borrower and its Subsidiaries;

                    (o) Proxy Statements, etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by any Obligated Party to its stockholders generally and one copy of each regular, periodic, or special report, registration statement, or prospectus filed by any Obligated Party with any securities exchange or the Securities and Exchange Commission or any successor agency; and

                    (p) General Information. Promptly, such other information concerning the business of any Obligated Party as Agent or any Bank may from time to time reasonably request.

          Section 7.2. Maintenance of Existence; Conduct of Business. Each Obligated Party will, and will cause each other Obligated Party to, preserve and maintain (a) its existence (except as permitted by Section 8.3) and (b) all of its privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Each Obligated Party will, and will cause each other Obligated Party to, conduct its business in an orderly and efficient manner in accordance with good business practices.

          Section 7.3. Maintenance of Properties. Each Obligated Party will, and will cause each other Obligated Party to, maintain, keep, and preserve in good working order and condition (exclusive of ordinary wear, tear and casualty) all of its material properties necessary in the conduct of its business.

          Section 7.4. Taxes and Claims. Each Obligated Party will, and will cause each other Obligated Party to, pay or discharge at or before maturity or before becoming delinquent (or otherwise in the ordinary course of Borrower’s business) (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all valid and lawful claims for labor, material, and supplies, which, if unpaid, would become a Lien upon any of its property; provided, however, that neither Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, governmental charge or claims which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.

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          Section 7.5. Insurance. Each Obligated Party will, and will cause each other Obligated Party to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which such Obligated Party operates, provided that in any event each Obligated Party will maintain property insurance, comprehensive general liability insurance and professional liability insurance reasonably satisfactory to Agent. Each general liability insurance policy shall name Agent as additional insured, each insurance policy covering Collateral shall name Agent as loss payee and each such policy shall provide that such policy will not be canceled or materially changed without thirty (30) days prior written notice to Agent.

          Section 7.6. Inspection Rights. During normal business hours with reasonable prior notice, each Obligated Party will, and will cause each other Obligated Party to, permit representatives of Agent to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants. At any time a Default exists, the prior notice described in the first sentence of this Section 7.6 shall not be applicable. The representatives of any Bank may accompany Agent during any examination, visit, inspection or discussions under this Section 7.6.

          Section 7.7. Keeping Books and Records. Each Obligated Party will, and will cause each other Obligated Party to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

          Section 7.8. Compliance with Laws. Each Obligated Party will, and will cause each other Obligated Party to, comply with all applicable laws (including, without limitation, all Environmental Laws and ERISA), rules, regulations, orders, and decrees of any Governmental Authority or arbitrator except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

          Section 7.9. Compliance with Agreements. Each Obligated Party will, and will cause each other Obligated Party to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

          Section 7.10. ERISA. Each Obligated Party will, and will cause each other Obligated Party to, comply with all minimum funding requirements and all other requirements of ERISA, if applicable, so as not to give rise to any liability which will have a Material Adverse Effect.

          Section 7.11. Additional Subsidiaries. If any additional Subsidiary of Borrower is formed or acquired after the Closing Date, Borrower will promptly notify Agent thereof and (a) if such Subsidiary is a Domestic Subsidiary that is not owned by a Foreign Subsidiary, Borrower will cause such Subsidiary to execute a Guaranty and a Subsidiary Joinder Agreement within fifteen (15) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as Agent or the Required Banks shall reasonably request and (b) if any Equity Interest in such Subsidiary is owned by or on behalf of Borrower or any other Obligated Party, Borrower will cause such Equity Interests to be pledged pursuant to the Security Agreement within ten (10) Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary, the Equity Interests issued by such Subsidiary to be pledged pursuant to the Security Agreement shall be limited to Equity interests representing 65% of the aggregate outstanding voting power of such Subsidiary).

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          Section 7.12. Further Assurances.

                    (a) Each Obligated Party will, and will cause each Domestic Subsidiary that is not owned by a Foreign Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Agreement or the validity or priority of any such Lien, all at the expense of Borrower. Borrower also agrees to provide to Agent, from time to time upon a reasonable request, evidence reasonably satisfactory to Agent as to the perfection and priority of the Liens created or intended to be created by the Security Agreement.

                    (b) If any material assets (including any material real property or improvements thereto or any interest therein) are acquired by Borrower or any other Obligated Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), Borrower will promptly notify Agent and the Banks thereof, and, if requested by Agent or the Required Banks, Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Obligated Parties to take, such actions as shall be reasonably requested in writing by Agent to grant and perfect such Liens.

          Section 7.13. Post Closing Covenants.

                    (a) On or before February 1, 2009, each Obligated Party will obtain and deliver to the Agent endorsements to the insurance policies of the Obligated Parties, in each case in form and substance reasonably acceptable to the Agent. Unless the Agent shall agree otherwise, the endorsements shall, among other things, (i) show the Agent as loss payee or additional insured as applicable and (ii) require 30 days prior written notice to the Agent in the event of cancellation of or a material change to the policy for any reason whatsoever.

                    (b) To induce the Banks to establish the interest rates provided for herein, each Obligated Party will use Wells Fargo as its principal depository bank and each Obligated Party covenants and agrees to maintain Wells Fargo as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts. All of the Obligated Parties’ deposit accounts shall be located at Wells Fargo within sixty (60) days of the date hereof.

ARTICLE VIII.

Negative Covenants

          Each Obligated Party covenants and agrees that, until the Loan Obligations and Hedging Obligations have been Fully Satisfied, such Obligated Party will, and will cause each other Obligated Party to, perform and observe the following negative covenants:

          Section 8.1. Debt. Each Obligated Party will not, and will not permit any other Obligated Party to, incur, create, assume, or permit to exist any Debt, except:

                    (a) Debt to Agent and Banks pursuant to the Loan Documents;

                    (b) existing Debt described on Schedule 8.1 and any refinancings, refundings, renewals or extensions thereof that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decrease the weighted average life to maturity thereof;

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                    (c) purchase money Debt (including Capital Lease Obligations existing on the Closing Date and any additional Capital Lease Obligations incurred after the Closing Date) not to exceed Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate for all Obligated Parties at any time outstanding secured by purchase money Liens permitted by Section 8.2(g);

                    (d) unsecured intercompany Debt owed by an Obligated Party to another Obligated Party;

                    (e) Debt constituting obligations to reimburse worker’s compensation insurance companies for claims paid by such companies on Borrower’s behalf in accordance with the policies issued to Borrower;

                    (f) Debt arising in connection with Hedging Agreements entered into with any Bank or Affiliate of a Bank in the ordinary course of business to enable Borrower or a Subsidiary (i) to limit the market risk of holding currency in either the cash or futures markets or (ii) to fix or limit Borrower’s or any Subsidiary’s interest expense, none of which Hedging Agreements may be of a speculative nature;

                    (g) Debt not otherwise permitted by this Section 8.1 which has been subordinated to the Obligations on terms satisfactory to Agent and pursuant to documentation satisfactory to Agent; and

                    (h) unsecured Debt of Borrower or any Subsidiary not otherwise permitted by the foregoing clauses (a) through (g), which in the aggregate for Borrower and all Subsidiaries does not exceed Fifty Thousand Dollars ($50,000) at any time outstanding.

          Section 8.2. Limitation on Liens and Restrictions on Subsidiaries. Each Obligated Party will not, and will not permit any other Obligated Party to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, other than:

                    (a) Existing Liens disclosed on Schedule 8.2 hereto and extensions and renewals of any such Lien provided that (i) such extended or renewed Lien shall not apply to any other property or asset of such Obligated Party and (ii) such extensions and renewals shall not increase the outstanding principal amount of the obligations secured by such Lien;

                    (b) Liens in favor of Agent for the benefit of itself and the Secured Parties pursuant to the Loan Documents;

                    (c) Encumbrances consisting of easements, covenants, conditions, building codes, land use laws, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

                    (d) Liens for taxes, assessments, or other governmental charges that are not delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

                    (e) Liens of mechanics, materialmen, warehousemen, repairmen, carriers, landlords, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

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                    (f) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases and contracts;

                    (g) Liens for purchase money obligations and Capital Lease Obligations; provided that any such Lien encumbers only the asset so purchased or subject to such capital lease and the Debt secured is permitted under Section 8.1(c);

                    (h) Liens related to any attachment or judgment not constituting an Event of Default; and

                    (i) Liens arising from filing UCC financing statements regarding leases permitted by this Agreement.

No Obligated Party shall enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired; provided that, in connection with the creation of purchase money Liens or Capital Lease Obligations, an Obligated Party may agree that it will not permit any other Liens to encumber the asset subject to such purchase money Lien or such capital lease. Each Obligated Party will not, and will not permit any other Obligated Party directly or indirectly to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Obligated Party to: (1) pay dividends or make any other distribution on any Equity Interest owned by such Obligated Party; (2) subject to subordination provisions, pay any Debt owed to any Obligated Party; (3) make loans or advances to any other Obligated Party; or (4) transfer any of its property or assets to any other Obligated Party (other than assets subject to purchase money Liens or Capital Lease Obligations).

          Section 8.3. Mergers, etc. Each Obligated Party will not, and will not permit any other Obligated Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (a) any Subsidiary may merge into Borrower in a transaction in which Borrower is the surviving corporation and (b) any Subsidiary that is not a Obligated Party may liquidate or dissolve if its assets are transferred to an Obligated Party and Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Banks.

          Section 8.4. Restrictions on Dividends and other Distributions. Each Obligated Party will not, and will not permit any other Obligated Party to, directly or indirectly declare, order, pay, make or set apart any sum for (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any Subsidiary now or hereafter outstanding other than: (i) dividends or other distributions payable solely in additional stock or other Equity Interests, and (ii) dividends or other distributions made or paid by Borrower’s Subsidiaries to Borrower; or (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock (or other Equity Interest) of Borrower or any Subsidiary now or hereafter outstanding.

          Section 8.5. Investments. Each Obligated Party will not, and will not permit any other Obligated Party to, make or permit to remain outstanding any advance, loan, other extension of credit, or capital contribution to or investment in any Person, or purchase or own any stock, bonds, notes, debentures, or other securities of any Person, or be or become a joint venturer with or partner of any Person, (collectively, “Investments”), except each Obligated Party may make the following Investments:

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                    (a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one (1) year or less from the date of acquisition;

                    (b) certificates of deposit, banker’s acceptances and time deposits with maturities of one (1) year or less from the date of acquisition issued by any commercial bank operating in the United States of America or any United States branch of a bank that is organized under the laws of another jurisdiction having a combined capital and surplus and undivided profits in excess of $250,000,000;

                    (c) commercial paper or bonds of a domestic issuer if at the time of purchase such paper or bonds are rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service, Inc.;

                    (d) trade and customer accounts receivable for services rendered in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

                    (e) shares of any mutual fund registered under the Investment Company Act of 1940, as amended, which invests solely in Investments of the type described in clauses (b), (c), (d) and (i) of this Section 8.5;

                    (f) existing Investments described on Schedule 8.5 hereto;

                    (g) loans, advances, guarantees and other extensions of credit to Subsidiaries made in accordance with the restrictions set forth in Section 8.1(b); provided that, at the time any such loan, advance or other extension of credit is made, no Default exists or would result therefrom;

                    (h) Investments in corporate debt securities maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of BBB- or better by Standard and Poor’s Corporation or Baa3 or better by Moody’s Investors Service, Inc.; and

                    (i) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a–7 under the Investment Company Act of 1940, (ii) are rated AAA by Standard and Poor’s Corporation and Aaa by Moody’s Investors Service, Inc., and (iii) have portfolio assets of at least Five Million Dollars ($5,000,000).

          Section 8.6. Transactions With Affiliates. Each Obligated Party will not, and will not permit any other Obligated Party to, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of an Obligated Party, except in the ordinary course of and pursuant to the reasonable requirements of such Obligated Party’s business and upon fair and reasonable terms no less favorable to such Obligated Party than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of such Obligated Party.

          Section 8.7. Disposition of Assets. Each Obligated Party will not, and will not permit any other Obligated Party to, sell, lease, assign, transfer, or otherwise dispose of any of its assets, except (a) dispositions of Inventory in the ordinary course of business and dispositions of property to the extent such property is exchanged for credit against the purchase price of similar replacement property; (b) if no Event of Default exists or would result therefrom dispositions of unnecessary, obsolete, excess, damaged, no longer useful or worn out equipment; (c) the sale, discount or transfer of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection for fair value; (d) if no Default exists or would result therefrom, dispositions resulting from mergers and liquidations permitted by Section 8.3 or sales of Equity Interest permitted by Section 8.4; and (e) if no Default exists or would result therefrom, dispositions of assets not otherwise permitted by this Section 8.7, provided the aggregate book

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value of all such assets disposed of in any fiscal year does not exceed Two Hundred Fifty Thousand Dollars ($250,000).

          Section 8.8. Lines of Business. Each Obligated Party will not, and will not permit any other Obligated Party to, engage in any line or lines of business activity other than the businesses in which it is engaged on the Closing Date and any businesses which are similar or related to those engaged in by the Obligated Parties on the Closing Date.

          Section 8.9. Sale and Leaseback. Each Obligated Party will not, and will not permit any other Obligated Party to, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

          Section 8.10. Prepayment of Debt. Each Obligated Party will not, and will not permit any other Obligated Party to, prepay or optionally redeem any Debt other than the Obligations.

          Section 8.11. Change in Fiscal Year. Each Obligated Party will not, and will not permit any other Obligated Party to, change its fiscal year.

ARTICLE IX.

Financial Covenants

          Each Obligated Party covenants and agrees that, until the Loan Obligations and the Hedging Obligations have been Fully Satisfied, such Obligated Party will, and will cause each other Obligated Party to, perform and observe the following financial covenants:

          Section 9.1. Leverage Ratio. As of the last day of each fiscal quarter, each Obligated Party shall not permit the ratio of Total Liabilities of Borrower and its Subsidiaries to the Tangible Net Worth of Borrower and its Subsidiaries to be greater than (a) 2.50 to 1.00 as of any date of determination on or before December 31, 2010 and (b) 2.00 as of any date of determination after January 1, 2011.

          “Total Liabilities” means, as of any date of determination, the aggregate amount of all liabilities of Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

          “Tangible Net Worth” means, as of any date of determination, the sum of: (a) stockholder’s equity of Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), plus (b) any Debt of Borrower and its Subsidiaries which has been subordinated to the Obligations on terms satisfactory to Agent, less (c) all intangible assets of Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), less (d) all loans and advances due to Borrower and its Subsidiaries from stockholders, employees and Affiliates of such Person.

          Section 9.2. Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter, each Obligated Party shall not permit the ratio of (a) EBITDA of Borrower and its Subsidiaries for the four fiscal quarters then ended less taxes paid or payable in cash by such Persons during such period (determined on a consolidated basis in accordance with GAAP) to (b) Fixed Charges of Borrower and its Subsidiaries for such period (determined on a consolidated basis in accordance with GAAP) to be less than the ratio set forth below for the applicable date of determination:

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Time Period	Minimum Fixed Charge Coverage Ratio

Closing Date through and including December 31, 2011	1.50 to 1.00
January 1, 2012 through and including the Revolving Termination Date	1.75 to 1.00

          “EBITDA” means, for any period, the total of the following each calculated without duplication on a consolidated basis for such period in accordance with GAAP: (a) Consolidated Net Income; plus (b) interest expense (including the interest portion of Capital Lease Obligations) deducted in determining Consolidated Net Income; plus (c) any provision for (or less any benefit from) income or franchise taxes deducted in determining Consolidated Net Income; plus (d) amortization and depreciation expense deducted in determining Consolidated Net Income; plus (e) lease payments deducted in determining Consolidated Net Income plus (f) extraordinary, nonrecurring, nonoperating or noncash losses deducted (or less any such gains added) in determining Consolidated Net Income.

          “Fixed Charges” means, for any period, without duplication, cash interest expense, plus scheduled principal payments on Debt made during such period, plus expenses paid in cash in connection with settlements of litigation, all calculated for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

          Section 9.3. Net Income. Each Obligated Party shall not permit Consolidated Net Income of Borrower and its Subsidiaries, calculated as of the last day of each fiscal quarter for the fiscal quarter then ended, to be less than $0.00 for any two (2) consecutive fiscal quarters. Each Obligated Party shall not permit Consolidated Net Income of Borrower and its Subsidiaries, calculated as of the last day of: (a) the fiscal quarter ending December 31, 2009 for the fiscal quarter then ended, to be less than $0.00 or (b) each fiscal year for the fiscal year then ended, beginning with the fiscal year beginning January 1, 2010, to be less than $0.00.

          Section 9.4. Capital Expenditures. Each Obligated Party shall not permit the aggregate Capital Expenditures of Borrower and its Subsidiaries to exceed $750,000 during any fiscal year, commencing with the fiscal year beginning January 1, 2010.

ARTICLE X.

Default

          Section 10.1. Events of Default. Each of the following shall be deemed an “Event of Default”:

                    (a) Borrower shall fail to pay when due any principal, interest, fees, or other Loan Obligations or Hedging Obligations or any part thereof.

                    (b) Any representation, warranty, or certification made or deemed made by any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with any Loan Document shall be false, misleading, or erroneous in any material respect when made or deemed to have been made pursuant to Section 5.2.

                    (c) Any Obligated Party shall fail to perform, observe or comply with any covenant, agreement, or term contained in Sections 7.1(j), 7.5 or 7.6, Article VIII, or Article IX of this Agreement or

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(ii) any covenant, agreement, or term contained in any Loan Document relating to the creation, perfection or protection of the Liens required to be granted to secure any of the Obligations under the Loan Documents.

                    (d) Any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in any Loan Document (other than covenants to pay the Loan Obligations and Hedging Obligations and the covenants described in Section 10.1(c)) or any Hedging Agreement with any Secured Party and such failure shall continue for a period of ten (10) days after the earlier of (i) the date Agent or any Bank provides Borrower with notice thereof or (ii) the date Borrower should have, with the exercise of reasonable diligence, notified Agent thereof in accordance with Section 7.1(j).

                    (e) Any Obligated Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator, or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect, the “Bankruptcy Code”), (iv) institute any proceeding or file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, or (vii) take any entity action for the purpose of effecting any of the foregoing.

                    (f) A proceeding or case shall be commenced, without the application, approval, or consent of any Obligated Party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement, or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator, or the like of any such Obligated Party or of all or any substantial part of its property, or (iii) similar relief in respect of any such Obligated Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days, or an order for relief against any Obligated Party shall be entered in an involuntary case under the Bankruptcy Code.

                    (g) Any Obligated Party shall, within a period of sixty (60) days after the commencement thereof, fail to discharge, vacate, bond or procure a stay of execution of any attachment, sequestration, forfeiture, or similar proceeding or proceedings involving an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) against any of its assets or properties.

                    (h) A final judgment or judgments for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be rendered by a court or courts against any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), vacated, bonded or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

                    (i) Any Obligated Party shall fail to pay when due (after giving effect to any grace periods) any principal of or interest on any Debt (other than the Loan Obligations and Hedging Obligations) if the aggregate principal amount of the affected Debt equals or exceeds Five Hundred Thousand Dollars ($500,000) (other than the Loan Obligations and Hedging Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof or any event shall have occurred with respect to any Debt in the aggregate

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principal amount equal to or in excess of Five Hundred Thousand Dollars ($500,000) that permits (in each case, after giving effect to any grace period) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

                    (j) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Obligated Party or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, perfected Lien upon any of the Collateral purported to be covered thereby with the priority required by the Loan Documents.

                    (k) Any of the following events shall occur or exist with respect to any Obligated Party or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that constitutes grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could reasonably be expected to subject any Obligated Party to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed an amount that will have a Material Adverse Effect.

                    (l) Any Obligated Party or any officer of an Obligated Party is criminally indicted or convicted for (i) a felony committed in the conduct of any Obligated Party’s business or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material property or any Collateral.

                    (m) Any Obligated Party shall fail to pay when due any amount owing to any Bank, or fail to perform any of its obligations, under any contract or agreement with such Bank.

                    (n) A Change of Control shall have occurred or any event occurs or condition exists that has a Material Adverse Effect.

                    (o) Ian Edmonds, or a successor acceptable to Agent in its reasonable discretion, shall cease to be chief executive officer of Borrower.

          Section 10.2. Remedies. If any Event of Default shall occur and be continuing, Agent may (and if directed by Required Banks, shall) do any one or more of the following:

                    (a) Acceleration. By written notice to Borrower, declare all outstanding principal of and accrued and unpaid interest on the Loans and the Revolving Notes and all other amounts payable by Borrower or any other Obligated Party under the Loan Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without further notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower.

                    (b) Termination of Commitments. Terminate the Commitments without notice to Borrower.

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                    (c) Judgment. Reduce any claim to judgment.

                    (d) Foreclosure. Foreclose or otherwise enforce any Lien granted to Agent for the benefit of itself and the other Secured Parties to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents.

                    (e) Default Rate. Impose the Default Rate on all outstanding Loans and, to the maximum extent permitted by applicable law, other Obligations.

                    (f) Rights. Exercise any and all rights and remedies afforded by the laws of the State of Texas, by any of the Loan Documents, by equity, or otherwise.

Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 10.1(e) or (f), the Commitments of all of the Banks (including the Swingline Commitment of the Swingline Bank) shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Loans and all other amounts payable by Borrower under the Loan Documents shall thereupon become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower.

          Section 10.3. Performance by Agent. If Borrower or any other Obligated Party shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, Agent may, at the direction of Required Banks, perform or attempt to perform such covenant or agreement on behalf of Borrower or the applicable Obligated Party. In such event, Borrower shall, at the request of Agent, promptly pay any amount expended by Agent or the Banks in connection with such performance or attempted performance to Agent at the Principal Office, together with interest thereon at the applicable Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither Agent nor any Bank shall have any liability or responsibility for the performance of any obligation of Borrower or any other Obligated Party under any Loan Document. In the event Agent pays any amounts under this Section 10.3, Agent shall notify Borrower and Borrower shall promptly pay any amount so expended by Agent together with interest at the Default Rate from and including the date of such expenditure to but excluding the date that such expenditure is paid in full. Amounts due and unpaid under this Section 10.3 may be funded as Revolving Loans or Swingline Loans pursuant to the terms of Section 4.1(b).

          Section 10.4. Setoff. If an Event of Default shall have occurred and be continuing, each Bank is hereby authorized at any time and from time to time, without prior notice to any Obligated Party (any such notice being hereby expressly waived by each Obligated Party), to set off and apply any and all deposits (general, time, demand, provisional, or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Obligated Party against any and all of the Obligations, irrespective of whether or not Agent or such Bank shall have made any demand under such Loan Documents and although such Obligations may be unmatured. Each Bank agrees promptly to notify Borrower (with a copy to Agent) after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights and remedies of each Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

CREDIT AGREEMENT, Page 50

ARTICLE XI.

Agent

          Section 11.1. Appointment, Powers and Immunities. Each Bank and the Issuing Bank hereby appoints and authorizes Wells Fargo to act as its agent hereunder and under the other Loan Documents and to act as agent hereunder and under the other Loan Documents for each Bank’s Affiliates who are owed Obligations (such Affiliate by acceptance of the benefits of the Loan Documents ratifies such appointment) with such powers as are specifically delegated to Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Neither Agent nor any of its Affiliates, officers, directors, employees, attorneys, or agents shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document or any of the other Loan Documents except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, Agent (a) may treat the payee of any Revolving Note as the holder thereof until it receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Secured Party; (c) shall not be required to initiate any litigation or collection proceedings under any Loan Document except to the extent requested by Required Banks; (d) shall not be responsible to any Secured Party for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder; (e) may consult with legal counsel (including counsel for Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by Required Banks, and such instructions of Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Secured Parties; provided, however, that Agent shall not be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable law.

          Section 11.2. Rights of Agent as a Bank. With respect to its Commitment, the Loans made by it, the Letters of Credit issued by it as the Issuing Bank, and the Revolving Notes issued to it, Wells Fargo (and any successor acting as Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may (without having to account therefor to any Secured Party) accept deposits from, lend money to, act as trustee under indentures of, provide merchant banking services to, and generally engage in any kind of banking, trust, or other business with Borrower, any Obligated Party or any other Subsidiary, and any other Person who may do business with or own securities of Borrower, any Obligated Party or any other Subsidiary, all as if it were not acting as Agent and without any duty to account therefor to the Secured Parties.

          Section 11.3. Defaults. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default (other than the non-payment of principal of or interest on the Loans or of Commitment Fees) unless Agent has received notice from a Bank or Borrower specifying such Default and stating that such notice is a “Notice of Default.” In the event that Agent receives such a notice of the

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occurrence of a Default, Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). Agent shall (subject to Section 11.1) take such action with respect to such Default as shall be directed by Required Banks in accordance with this Agreement, provided that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable and in the best interest of the Banks.

          Section 11.4. Indemnification. THE BANKS HEREBY AGREE TO INDEMNIFY AGENT FROM AND HOLD AGENT HARMLESS AGAINST (TO THE EXTENT NOT REIMBURSED UNDER SECTIONS 12.1 AND 12.2, BUT WITHOUT LIMITING THE OBLIGATIONS OF BORROWER UNDER SECTIONS 12.1 AND 12.2), RATABLY IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENT PERCENTAGES, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ FEES AND EXPENSES), AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST AGENT IN ANY WAY RELATING TO OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY AGENT UNDER OR IN RESPECT OF ANY OF THE LOAN DOCUMENTS; PROVIDED, THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF THE FOREGOING TO THE EXTENT CAUSED BY AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE EXPRESS INTENTION OF THE BANKS THAT AGENT SHALL BE INDEMNIFIED HEREUNDER FROM AND HELD HARMLESS AGAINST ALL OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ FEES AND EXPENSES), AND DISBURSEMENTS OF ANY KIND OR NATURE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF AGENT. WITHOUT LIMITING ANY OTHER PROVISION OF THIS SECTION, EACH BANK AGREES TO REIMBURSE AGENT PROMPTLY UPON DEMAND FOR ITS PRO RATA SHARE (CALCULATED ON THE BASIS OF THE COMMITMENT PERCENTAGES) OF ANY AND ALL OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEYS’ FEES AND EXPENSES) INCURRED BY AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THE LOAN DOCUMENTS, TO THE EXTENT THAT AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY BORROWER.

          Section 11.5. Independent Credit Decisions. Each Bank agrees that it has independently and without reliance on Agent or any other Bank, and based on such documentation and information as it has deemed appropriate, made its own credit analysis of each Obligated Party and decision to enter into any Loan Document and that it will, independently and without reliance upon Agent or any other Bank, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under any Loan Document. Except as otherwise specifically set forth herein, Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any other Obligated Party of any Loan Document or to inspect the properties or books of Borrower or any other Obligated Party. Except for notices, reports, and other documents and information expressly required to be furnished to the Banks by Agent hereunder or under the other Loan Documents, Agent shall not have any duty or responsibility to provide any Bank with any credit or other financial information concerning the affairs, financial condition, or business of Borrower or any other Obligated Party (or any of their Affiliates) which may come into the possession of Agent or any of its Affiliates.

CREDIT AGREEMENT, Page 52

          Section 11.6. Several Commitments. The Commitments and other obligations of the Banks under any Loan Document are several. The default by any Bank in making a Loan in accordance with its Commitment shall not relieve the other Banks of their obligations under any Loan Document. In the event of any default by any Bank in making any Loan, each non-defaulting Bank shall be obligated to make its Loan but shall not be obligated to advance the amount which the defaulting Bank was required to advance hereunder. No Bank shall be responsible for any act or omission of any other Bank

          Section 11.7. Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving notice thereof to the Banks, the Issuing Bank, and Borrower, and Agent may be removed at any time by Required Banks if it has breached its obligations under the Loan Documents. Upon any such resignation or removal, Required Banks will have the right to appoint a successor Agent with Borrower’s consent, which shall not be unreasonably withheld. If no successor Agent shall have been so appointed by Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks and the Issuing Bank, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or any State thereof and having combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000). Upon the acceptance of its appointment as successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges, immunities, contractual obligations, and duties of the resigning or removed Agent, and the resigning or removed Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent’s resignation or removal as Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was Agent.

          Section 11.8. Release of Collateral. Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party and at the option and in the discretion of Agent (except to the extent that Agent is obligated to provide such release in accordance with any Loan Document or applicable law), to

                    (a) release any Liens of Agent encumbering any Collateral that is sold or otherwise disposed of in accordance with this Agreement or any other Loan Document (including Section 8.7 hereof), except to the extent that such sale or other disposition is required or intended to be subject to the Liens of Agent;

                    (b) release any Liens of Agent attaching to the assets of any Obligated Party, and/or release any Obligated Party from its obligations under the Loan Documents, if all Equity Interests of such Obligated Party are sold or otherwise disposed of in accordance with this Agreement or any other Loan Document (including Section 8.7 hereof), except to the extent that such sale or other disposition is required or intended to be subject to the Liens of Agent; and

                    (c) release any Liens of Agent encumbering any property or asset granted to or held by Agent under any Loan Document when all of the Loan Obligations and Hedge Obligations have been Fully Satisfied.

It is agreed and understood by Secured Parties that, in connection with any release of any Liens of Agent, Agent may (at its option and in its discretion) rely upon any certification of any Loan Party which Agent in good faith believes to be true.

          Section 11.9. Bank Affiliates Rights. By accepting the benefits of the Loan Documents, any Affiliate of a Bank that is owed any Obligation is bound by the terms of the Loan Documents. Notwithstanding the foregoing: (a) neither Agent, the Issuing Bank, any Bank nor any Obligated Party

CREDIT AGREEMENT, Page 53

shall be obligated to deliver any notice or communication required to be delivered to any Bank under any Loan Documents to any Affiliate of any Bank; and (b) no Affiliate of any Bank that is owed any Obligation shall be included in the determination of the Required Banks or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. Neither Agent nor the Issuing Bank shall have any liabilities, obligations or responsibilities of any kind whatsoever to any Affiliate of any Bank who is owed any Obligation. Agent and the Obligated Parties shall deal solely and directly with the Successor Bank Affiliate or the related Bank of any such Affiliate (who is not a Successor Bank Affiliate) in connection with all matters relating to the Loan Documents. The Obligation owed to such Affiliate shall be considered the Obligation owed to its related Bank for all purposes under the Loan Documents and such Bank shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

ARTICLE XII.

Miscellaneous

          Section 12.1. Expenses. Borrower hereby agrees to pay on demand: (a) all reasonable costs and out–of–pocket expenses of Agent or any Bank arising in connection with the preparation, negotiation, execution, and delivery of the Loan Documents executed and delivered on the Closing Date, including, without limitation, the reasonable fees and out–of–pocket expenses of legal counsel for Agent and Banks (but limited to one such counsel unless Agent otherwise agrees); (b) all reasonable costs and out–of–pocket expenses of Agent or any Bank arising in connection with the preparation, negotiation, execution, and delivery of any of the Loan Documents executed and delivered after the Closing Date and any and all amendments or other modifications to the Loan Documents; (c) all reasonable costs and expenses of Agent and the Banks in connection with any Event of Default and the enforcement of any Loan Document, including, without limitation, the reasonable fees and out–of–pocket expenses of one legal counsel for Agent and one legal counsel for the Banks; (d) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of any Loan Document; (e) all reasonable costs, out–of–pocket expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by any Loan Document; (f) all other reasonable costs and out–of–pocket expenses reasonably incurred by Agent in connection with any Loan Document, including, without limitation, all reasonable costs, out–of–pocket expenses, and other charges incurred in connection with obtaining any audit or appraisal in respect of the Collateral; (g) all reasonable out–of–pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (h) all reasonable fees, costs and expenses of the Swingline Bank arising in connection with any Swingline Loan. Amounts due and unpaid under this Section 12.1 may be funded as Revolving Loans or Swingline Loans pursuant to the terms of Section 4.1(b).

          Section 12.2. Indemnification. BORROWER INDEMNIFIES AGENT, THE ISSUING BANK, AND EACH BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OR ANY OTHER OBLIGATED PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE,

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DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY SUBSIDIARY, (E) THE USE OR PROPOSED USE OF ANY LETTER OF CREDIT OR ANY PAYMENT OR FAILURE TO PAY WITH RESPECT TO ANY LETTER OF CREDIT, (F) ANY AND ALL TAXES, LEVIES, DEDUCTIONS, AND CHARGES IMPOSED ON AGENT OR ANY BANK IN RESPECT OF ANY LETTER OF CREDIT, OR (G) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING; PROVIDED THAT ANY PERSON ENTITLED TO BE INDEMNIFIED UNDER THIS SECTION SHALL NOT BE INDEMNIFIED FROM OR HELD HARMLESS AGAINST ANY LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, OR EXPENSES ARISING OUT OF OR RESULTING FROM ITS GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS AS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION. WITHOUT LIMITING ANY PROVISION OF ANY LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND OUT–OF–POCKET EXPENSES) ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PERSON UNLESS SUCH NEGLIGENCE IS FOUND TO CONSTITUTE GROSS NEGLIGENCE.

          Section 12.3. Limitation of Liability. None of Agent, any Bank, or any Affiliate, officer, director, employee, attorney, or agent thereof shall have any liability with respect to, and, by the execution of the Loan Documents to which it is a party, each Obligated Party hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential, or punitive damages suffered or incurred by Borrower or any other Obligated Party in connection with, arising out of, or in any way related to any of the Loan Documents or any of the transactions contemplated by any of the Loan Documents.

          Section 12.4. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Agent or any Bank shall have the right to act exclusively in the interest of Agent and the Banks and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Obligated Party or any of its shareholders or any other Person.

          Section 12.5. No Fiduciary Relationship. The relationship between the Obligated Parties on the one hand and Agent and each Bank on the other is solely that of debtor and creditor, and neither Agent nor any Bank has any fiduciary or other special relationship with any Obligated Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Obligated Parties on the one hand and Agent and each Bank on the other to be other than that of debtor and creditor.

          Section 12.6. Equitable Relief. Each Obligated Party recognizes that in the event it fails to pay, perform, observe, or discharge any or all of its obligations under the Loan Documents, any remedy at law may prove to be inadequate relief to Agent and the Banks. Each Obligated Party therefore agrees that Agent and the Banks, if Agent or the Required Banks so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

          Section 12.7. No Waiver; Cumulative Remedies. No failure on the part of Agent, the Issuing Bank, or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any

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right, power, or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in the Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

          Section 12.8. Successors and Assigns.

                    (a) Benefit and Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Obligated Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by any Obligated Party without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Affiliates, officers, directors and agents of each of Agent, the Issuing Bank and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                    (b) Assignments.

                              (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or Revolving Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

                                        (A) Borrower, provided no consent of Borrower shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund or, if a Default has occurred and is continuing, any other assignee; and

                                        (B) Agent, provided that no consent of Agent shall be required for an assignment to an assignee that is a Bank.

                              (ii) Assignments shall be subject to the following additional conditions:

                                        (A) except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent) shall not be less than One Million Dollars ($1,000,000) with respect to Revolving Loans unless each of Borrower and Agent otherwise consent, provided that no such consent of Borrower shall be required if a Default has occurred and is continuing;

                                        (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement; and

                                        (C) the parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500).

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For the purposes of this Section 12.8(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

                              (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 4.11 and Section 12.2). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 12.8 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

                              (iv) Agent, acting for this purpose as an agent of Obligated Parties, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans, the interests thereon and LC Disbursements owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Obligated Parties, Agent, the Issuing Bank and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Obligated Parties, the Issuing Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

                              (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Bank or the Eligible Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.7(d), 4.1, 4.7, 4.8, or 11.4, Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                    (c) Participations.

                              (i) Any Bank may, without the consent of Obligated Parties, Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Agent, the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment,

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modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the third sentence of Section 12.11 that directly affects such Participant. Subject to paragraph (c)(ii) of this Section, Obligated Parties agree that each Participant shall be entitled to the benefits of Section 4.9 to the same extent as if such Participant were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Bank, provided such Participant agrees to be subject to Section 4.7 as though it were a Bank.

                              (ii) A Participant shall not be entitled to receive any greater payment than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a foreign Bank if it were a Bank shall not be entitled to the benefits of Section 4.9 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 4.10 as though it were a Bank.

                    (d) Pledge. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank (including, without limitation, a Federal Home Loan Bank), and this Section 12.8 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

          Section 12.9. Survival. All representations and warranties made in any Loan Document or in any document, statement, or certificate furnished in connection with any Loan Document shall survive the execution and delivery of the Loan Documents and no investigation by Agent or any Bank or any closing shall affect the representations and warranties or the right of Agent or any Bank to rely upon them. Without prejudice to the survival of any other obligation of Obligated Parties hereunder, the obligations of Obligated Parties under Sections 12.1 and 12.2 shall survive repayment of the Loans and the Revolving Notes, the expiration or termination of the Letters of Credit, and termination of the Commitments.

          Section 12.10. Entire Agreement. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

          Section 12.11. Amendments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (a) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Obligated Parties and the Required Banks or (b) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Agent and the Obligated Party or Obligated Parties that are parties thereto, with the consent of the Required Banks; provided that no such agreement shall (i) increase the Commitment of any Bank without the written consent of such Bank, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Bank directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of

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any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Bank directly affected thereby, (iv) change Section 4.6 in a manner that would alter the manner in which payments are shared, without the written consent of each Bank, (v) change any of the provisions of this Section or the definition of “Required Banks” or any other provision of any Loan Document specifying the number or percentage of Banks required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Bank, (vi) release any Guarantor from its obligation under its Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Bank, or (vii) except as provided in Section 11.8 or in any Loan Document, release all or a material portion of the Collateral, without the written consent of each Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Agent, the Issuing Bank or the Swingline Bank hereunder without the prior written consent of Agent, the Issuing Bank or the Swingline Bank, as the case may be. Notwithstanding any other provisions of this Section 12.11 to the contrary, this Agreement may be amended pursuant to documentation executed in accordance with Section 2.10 which only needs to be signed by the Obligated Parties, the Agent and the Banks increasing or providing new Revolving Commitments thereunder.

          Section 12.12. Maximum Interest Rate.

                    (a) No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any Obligation shall exceed the Maximum Rate, thereby causing the interest accruing on such Obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such Obligation shall not reduce the rate of interest on such Obligation below the Maximum Rate until the aggregate amount of interest accrued on such Obligation equals the aggregate amount of interest which would have accrued on such Obligation if the Contract Rate for such Obligation had at all times been in effect.

                    (b) No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither any Obligated Party nor the sureties, guarantors, successors, or assigns of any Obligated Party shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Bank ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the Obligations, and, if the principal of the Obligations has been paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Obligated Parties and each Bank shall, to the maximum extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the Obligations so that interest for the entire term does not exceed the Maximum Rate.

          Section 12.13. Notices. All notices and other communications provided for in any Loan Document to which Borrower or any other Obligated Party is a party shall be given or made in writing and telecopied, mailed by certified mail return receipt requested, or delivered, by hand or overnight courier service, to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof and, if to any other Obligated Party, at the address for notices for Borrower, or, as to any party, at such other address as shall be designated by such party in a notice to each other party given in

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accordance with this Section. Except as otherwise provided in any Loan Document, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, three (3) Business Days after being duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to Agent pursuant to Section 4.3 shall not be effective until received by Agent. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Agent; provided that the foregoing shall not apply to notices pursuant to Article II or Sections 4.1 through 4.3 unless otherwise agreed by Agent and the applicable Bank. Agent or any Obligated Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto by electronic communications in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          Section 12.14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without regard to the conflicts of law provisions thereof) and the applicable laws of the United States of America.

          Section 12.15. Counterparts. This Agreement may be executed in one or more counterparts and on telecopy counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

          Section 12.16. Severability. Any provision of any Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of any Loan Document and the effect thereof shall be confined to the provision held to be invalid or illegal.

          Section 12.17. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

          Section 12.18. Construction. Borrower, each other Obligated Party (by its execution of the Loan Documents to which its is a party), Agent, and each Bank acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

          Section 12.19. Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that, if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the permissions of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

          Section 12.20. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF AGENT OR ANY BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

          Section 12.21. USA PATRIOT Act. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Borrower and each Obligated Party that, pursuant to the requirements of the Act, it is required to obtain,

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verify and record information that identifies Borrower and the other Obligated Parties, which information includes the name and address of Borrower and the Obligated Party and other information that will allow such Bank to identify Borrower and the other Obligated Parties in accordance with the Act.

          Section 12.22. Confidentiality. Each of Agent and the Banks agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (c) to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (f) with the prior written consent of Borrower or (g) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Agent or any Bank on a nonconfidential basis from a source other than a party to this Agreement. For purposes of this Section, “Confidential Information” means all information received from Borrower, any of its Subsidiaries, Agent, or any Bank relating to Borrower or any of its Subsidiaries or any of their respective businesses which is marked confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Confidential Information” shall not include, and Agent and each Bank may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or such Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

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          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

UNIVERSAL POWER GROUP, INC.

By:

Name:	Ian Edmonds
Title:	President

Address for Notices:

1720 Hayden Drive
Carrollton, Texas 75006
Attn:
Facsimile No.: (___) ___-____

OTHER OBLIGATED PARTY:

MONARCH OUTDOOR ADVENTURES, LLC

By:

Name:	Ian Edmonds
Title:	Manager

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AGENT AND BANKS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, Issuing Bank, Swingline Bank and as a Bank

By:

Clint Bryant, Senior Vice President

Address for Notices and Lending Office:

4975 Preston Park. Blvd. - Suite 280
Plano, TX 75093
Attention: Clint Bryant
Facsimile No.: (972) 867-5674

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